UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT 1934

Date of Report (Date of earliest event reported): March 25, 2013

SELWAY CAPITAL ACQUISITION CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-54527	27-4563770
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Third Avenue, 19th Floor New York, NY		10022
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code:		(646) 421-6667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

IMPORTANT NOTICES

The planned tender offer described herein for the Series B Shares of Selway Capital Acquisition Corporation, a Delaware Corporation (“Selway”), has not yet commenced. Each description contained herein is not an offer to buy or the solicitation of an offer to sell securities. The solicitation and the offer to buy Selway Series B Shares will be made pursuant to an offer to purchase and related materials that Selway intends to file with the Securities and Exchange Commission (the “SEC”) following the closing of the transactions contemplated by the Agreement and Plan of Merger discussed below. At the time the offer is commenced, Selway will file a tender offer statement on Schedule TO and other offer documents with the SEC. The tender offer documents (including an offer to purchase, a related letter of transmittal and other offer documents) will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all holders of Selway Series B Shares when available. In addition, all of these materials (and all other materials filed by Selway with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Holders of Selway Series B Shares are urged to read the tender offer documents and the other relevant materials when they become available before making any investment decision with respect to the tender offer because they will contain important information about the tender offer, the acquisition described herein and the parties to the acquisition.

This Current Report on Form 8-K, including the exhibits contained herein, contains forward-looking statements that involve substantial risks and uncertainties. Other than statements of historical facts, all statements included in this report regarding Healthcare Corporation of America, a New Jersey corporation (“HCCA”), or Selway’s strategy, future operations, future financial position, prospects, plans and objectives of management, as well as statements, other than statements of historical facts, regarding HCCA’s industry, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The acquisition parties may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and investors should not place undue reliance on the forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the acquisition parties. Important factors that could cause actual results or events to differ materially from the forward-looking statements, include among others: the number and percentage of Selway public stockholders redeeming shares in the Tender Offer (as defined below); changing principles of generally accepted accounting principles; outcomes of government reviews, inquiries, investigations and related litigation; compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the pharmaceutical benefits management and related services industry; fluctuations in customer demand; management of rapid growth; changes in government policy; overall economic conditions and local market economic conditions; HCCA’s ability to expand through strategic acquisitions and establishment of new locations; and geopolitical events. Further, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments made by the acquisition parties. Neither Selway nor HCCA assumes any obligation to update any forward-looking statements.

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CONVENTIONS THAT APPLY TO THIS CURRENT REPORT

Unless otherwise indicated, all financial information presented in this current report has been prepared in accordance with United States Generally Accepted Accounting Principles, or U.S. GAAP. All references to “U.S. dollars” and “$” are to the legal currency of the United States. Any discrepancies in the tables included in this current report between the total and sum of constituent items are due to rounding.

The market data and other statistical information contained in this registration statement are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on HCCA’s good faith estimates, which are derived from other relevant statistical information, as well as the independent sources listed above. Although HCCA believes these sources are reliable, HCCA has not independently verified the information.

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Item 8.01 Other Events.

Selway previously disclosed that it had entered into an Agreement and Plan of Merger (the “Agreement”) by and among Selway, Selway Merger Sub, Inc., a New Jersey corporation and wholly owned subsidiary of Selway (“Merger Sub”), HCCA, Prescription Corporation of America, a New Jersey corporation and wholly owned subsidiary of HCCA (“PCA”), Gary Sekulski, as the representative of the stockholders of HCCA, and Edmundo Gonzalez, as Selway’s representative. The following is a summary of HCCA and its business.

OVERVIEW

Healthcare Corporation of America is a rapidly growing Pharmacy Benefit Manager, or PBM. HCCA’s mission is to reduce prescription drug costs for clients while improving the quality of care. HCCA administers prescription drug benefit programs for employers who contract with HCCA directly in order to provide this component of healthcare benefits to their employees. HCCA also is the PBM for health benefit companies who partner with HCCA in order to provide prescription drug benefits along with their core offering, other health benefits like medical insurance, to their clients. HCCA’s growing customer base includes commercial clients of various sizes and industries, business associations and trade groups, and local government entities, labor unions and charitable and non-profit organizations. HCCA’s business model is firmly based on price transparency and proactive benefit cost management. HCCA’s brand in the marketplace is Prescription Corporation of America, or PCA.

HCCA is a New Jersey corporation incorpoated on February 26, 2008, and its principal executive offices are located at 66 Ford Road, Suite 230, Denville, NY 07834, and the telephone number at its principal executive office is 973-983-6300. HCCA maintains a website at www.hca-pca.com. The information contained in, or that can be accessed through, HCCA’s website is not part of, and is not incorporated into, this current report on Form 8-K or other filings we make with the SEC. Following the consummation of the transactions contemplated in the Agreement, HCCA will make available free of charge on its website future annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC.

Products and Services

HCCA’s primary products and services consist of a variety of Pharmacy Benefit Management (PBM) products, in addition to mail order pharmacy services. HCCA’s suite of PBM products provides flexible and cost-effective alternatives to traditional PBM offerings typically used by health plans, government agencies and employers. HCCA provides a broad range of pharmacy benefit management solutions to managed care organizations, self-insured employer groups, unions, third party healthcare plan administrators, and local government entities. HCCA’s PBM products include solutions for self-insured entities such as employers, townships, counties and unions, as well as smaller fully-funded entities that typically require a fixed cost structure. The majority of HCCA’s client base is currently in New Jersey, and HCCA plans to expand its services out of New Jersey.

HCCA started its business by focusing on the needs of the local government market in New Jersey. HCCA believes that our growth to date has been the result of clients (we refer to employers contracting with HCCA as “clients” while the employees to whom HCCA provides services to are referred to as “members” throughout this document) finding HCCA’s transparent pricing model, and its resulting savings, more attractive than other options. A transparent PBM gives clients visibility into actual drug costs. This differs from the traditional PBM model, where actual drug spend may be kept deliberately vague, due to practices where a client is billed a price for a drug, while the PBM pays a lower effective price due to rebates or other spread pricing techniques. Conversely, HCCA’s model aligns HCCA with its clients’ interests.

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HCCA has started to expand its business geographically, and also added products to address attractive market segments. HCCA’s PBM products include:

•	Fully-funded Programs: A fully-funded prescription benefit plan takes the risk of overpayment from the client and passes it to the PBM in exchange for a higher fixed monthly cost. In HCCA’s case, the risk passed on to the PBM is in turn passed to HCCA’s reinsurance partners, removing the risk of loss from any one client account. HCCA is able to arrive at a total fixed cost for the plan that incorporates all of the client’s requirements, delivers substantial cost savings, guarantees a certain monthly rate per member for the client, and provides HCCA with stable margins, while in turn providing HCCA’s client with a known fixed cost per member.

•	Self-Insured Programs: Larger organizations can take the risk of total drug spending varying, and traditionally provide the drug benefit to their employees on a self-insured basis. Under self-insurance, HCCA simply passes on the actual cost of drugs, and it generates revenue via administrative fees and rebates.

•	Rx Savings Solutions: These affordable plans marketed under the “Savings Solutions” brand feature generic only or generic and preferred brand drug formularies, allowing HCCA to provide lower cost alternatives. At this point, this program is most often employed by smaller businesses that want to provide prescription drug benefits to their employees but cannot afford a traditional fully-funded or self-funded plan.

•	Mail-Order Pharmacy: HCCA offers mail order pharmacy services to its PBM members. HCCA’s mail order pharmacy service gives members flexibility, privacy, and easy access to their maintenance medications while offering significant plan savings to the client because we are able to take advantage of lower purchase prices, allowing HCCA to pass along extra savings to its customers. Unlike other PBM providers who outsource their mail order pharmacy services, HCCA’s in-house pharmacy team operates its own mail order pharmacy directly from HCCA’s headquarters in Denville, New Jersey. HCCA believes this allows it to provide a higher standard of service and to assert greater control over fulfilling claims for members, as well as lowering costs.

The Industry

According to IMS Health, or IMS, approximately 4.4 billion pharmacy prescriptions were written and filled in the United States during 2011 — representing a retail value in excess of $417 billion. Based on the factors described below, HCCA expects drug utilization rates to continue to rise in the future. HCCA estimates that the current market opportunity for HCCA’s services in its industry is significant and growing due to the following factors:

•	Aging population. According to the U.S. Census Bureau, the U.S. population is expected to age rapidly through 2030, when 19.5% of the population will be over the age of 65, compared to 12.0% in 2000. Older Americans require more medications than their younger counterparts — often 20 to 40 prescriptions annually, according to the Centers for Medicare and Medicaid Services, or CMS. According to the Kaiser Family Foundation, or Kaiser, the number of prescriptions purchased in the U.S. increased 39% from 1999 to 2009, while the population only grew 9%. The increase in prescriptions due to an aging population is expected to drive demand for senior-focused clinical programs and benefit plans which will address the prescription drug needs of an aging population.

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•	Rising drug prices. According to IMS, the U.S. pharmaceutical market is expected to grow at a 3% to 6% annual compound rate. Retail prescription prices have increased on average 3.6% annually between 2000 and 2009, according to Kaiser, a rate which is higher than the average inflation rate during that same period of 2.5%.

•	Health care reform. The health care reform law enacted in 2010 is estimated to provide drug coverage for an estimated 30-35 million people in the form of expanded Medicaid coverage, and this increases the PBM market by an estimated 20%, or $87.5 billion. In addition, the law may push more employers towards lower-cost prescription drug providers, which HCCA believes may create demand for transparent PBM products.

•	Generic Pipeline. According to IMS, the generic share of the overall prescription drug market has increased from 67% in 2007 to 80% in 2011. Also according to IMS, over the next five years, $64 billion in branded drugs will come off patent in the U.S., fueling growth in the availability of generic equivalents. HCCA believes that this presents an opportunity for client cost savings and margin expansion for us. Generic drugs provide both immediate cost savings to the client and higher percent margins for HCCA’s business, despite the lower revenue.

Competition

HCCA competes with numerous companies that provide the same or similar services. HCCA’s competitors range from large publicly traded companies to several small and privately-owned companies, which compete for a significant part of the market. The principal competitive factors are quality of service, scope of available services, and price. The ability to be competitive is influenced by HCCA’s ability to negotiate prices with pharmacies, drug manufacturers, and third party rebate administrators. Market share for PBM services in the United States is highly concentrated, with a few national firms, such as recently merged leaders SXC Health Solutions, Inc./Catalyst and Medco Health Solutions, Inc./Express Scripts, Inc., along with CVS Caremark Corporation, controlling a significant share of prescription volume. Much of the rest, however, is divided among a combination of small regional PBM’s and so-called “captive” PBM’s, or subsidiaries of larger healthcare or hospital organizations. All told, HCCA believes there are an estimated 40-50 PBM’s operating in the United States, from the large players down to the small regional ones.

In addition, the recent merger activity between Express Scripts, Inc. and Medco Health Solutions, Inc., and between SXC Health Solutions, Inc. and Catalyst Health Solutions, Inc. signals that there may be further consolidation of these larger firms. Most of HCCA’s competitors have been in existence for longer periods of time and are better established, and some of them also have broader public recognition and substantially greater financial and marketing resources. However, the constant move towards consolidation may have the likely effect of encouraging clients to seek an alternative to their incumbent plan, opening an opportunity for a flexible, transparent, and client-focused alternative.

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HCCA’s ability to attract and retain customers is substantially dependent on HCCA’s capability to provide competitive pricing, efficient and accurate claims management, client and member services and related reporting, clinical management services, and consulting services.

Competitive Strengths

HCCA believes that the following competitive strengths are the keys to its success:

•	Benefit Management, Plan Design and Cost Control: HCCA first determines the base cost of services rendered by the incumbent PBM. From that point, HCCA overlays its known costs with the data from the client in order to model program cost, always in consideration of restrictions or guidelines the potential client may have built into their Request for Proposal (RFP) for the contract, such as use of certain pharmacies, name-brand/generic mix, etc. Finally, based on the final calculus of these costs and savings, HCCA passes on a sizeable portion of the reduced cost to the customer, while retaining the remainder as profit. By eliminating spread pricing practices used by other market participants, HCCA is able to outbid the competition while at the same time delivering its clients confidence in the fairness of its pricing.
•	Reinsurance: HCCA’s alliance with its reinsurance partners allows HCCA to guarantee savings and administer effective fixed cost plans. The reinsurance removes the risk of loss associated with HCCA’s guaranteed cost and fully-funded plans by stopping loss if drug spend is higher than HCCA projected. HCCA gives up some margin for this service, but eliminates the risk of loss.
•	Pharmacy Network: Through HCCA’s partner Argus, HCCA’s network features over 63,000 pharmacies nationwide, over 95% of pharmacies in the country. Argus processes claims on the level of the largest PBMs. Argus’ buying power allows HCCA to compete with much bigger PBMs, as it eliminates some of their price advantage when compared to HCCA. Due to these advantages, HCCA’s new clients experience a seamless transition to the plan, as it is accepted at nearly all pharmacies nationwide. When added to HCCA’s retail mail-order pharmacy, which provides steep discounts for customers while keeping all revenue in-house, HCCA’s network stands at a fairly equal footing with the largest PBM’s in the market. By exploiting this relationship, HCCA is able to deliver a higher degree of savings to its customers, and gain greater appeal in the contracting process due to the availability of the large network.
•	Price: HCCA’s partnership with Argus provides state-of-the-art electronic claims adjudication capabilities. Argus currently processes an aggregate of over 500 million pharmacy claims a year for a number of PBM providers. Due to this substantial market presence, it is generally able to negotiate drug prices far below that which PBM’s of comparable size to HCCA’s would otherwise be able to. Further, there are no fixed costs associated with this network, as all payments are set up on a per-prescription processed basis.
•	Unique and Innovative Programs:
o	Patient Empowerment Program (PEP): This voluntary clinical management program provides members with a cash incentive to try brand-to-generic substitutions and therapeutic brand alternatives. PEP provides a small but worthwhile cash payment for each switch from brand to generic.

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o	Prescription Savings Card: HCCA’s prescription savings card program enables members and their families to realize savings of 15% to 75% on prescription drugs purchases through Argus’ nationwide network of over 64,000 retail pharmacies and HCCA’s mail-order retail pharmacy. This is a good marketing and promotion program.

Business Strategy

HCCA seeks to continue its rapid growth as a lower-cost, high customer service prescription services provider in the United States. Broadly defined, HCCA’s basic strategies are to expand HCCA’s customer base geographically and within the government sector, while at the same time pursuing unique new applications of HCCA’s knowledge and technology to higher margin businesses that can continue to diversify and expand its overall revenue stream. HCCA’s primary strategies by product line are:

Existing Programs

•	Fully-funded: Expand HCCA’s current base of customers through continued building and aggressive targeting of expiring PBM contracts, both directly with HCCA’s in-house sales force and through brokers. HCCA plans to continue to grow to include substantially more customers and believe there is ample opportunity to do so. With HCCA’s current revenues representing a fraction of one percent of the entire PBM market, and with HCCA’s current regional focus, there is substantial room for expansion both within the region and in the wider United States. HCCA’s marketing strategy includes continuing to build relationships with the broker and consultant community. These are the gatekeepers or main influencers for most employers’ benefit plans.

•	Self-Funded: Within the Self-Funded product line HCCA intends to follow a similar strategy of expansion within and outside the region and aggressive growth targeting as in the Fully-funded line. In general, Self-Funded clients are larger and the roll of the benefit consultant is very important. HCCA has established good working relationships with benefits consulting groups, and will continue to do so as a market strategy. HCCA’s direct sales force targets clients directly as well so that it is in the bidding process and receive requests for proposal.

•	Partnerships with Healthcare Management Companies: In early 2012, HCCA executed its first agreement with a regional health benefits provider, whereby it created a privately labeled PBM product. This first partnership gives HCCA a market opportunity to sell its private-label PBM product to up 425,000 members in the New York and New Jersey area. HCCA’s private-label product is the companion drug benefit program for clients that elect to include a drug benefit with their health benefits purchase. HCCA believes the potential for expansion of its business is substantial given this deal, and it has begun to sell this product to clients. The healthcare management company’s sales force works closely with HCCA on these sales. The total opportunity, should all clients of this initial healthcare management company elect to purchase its drug benefit product, would be approximately a billion dollars in annual revenue. HCCA’s business plan, however, includes only minor penetration into the initial healthcare management company’s customer base with 2013 reaching only between 1-2% of its members via its private-label product. HCCA believes it can be the PBM for other health benefits providers in the future and it is actively exploring other opportunities with firms like these.

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•	RX Savings Solutions: The Savings Solutions line offers a unique opportunity for rapid growth and higher margins as compared to the core PBM product lines. HCCA will continue to move aggressively to apply the Savings Solutions’ generic-based model to larger customers.

New and Future Programs

•	Long Term Care Pharmacy: HCCA plans to leverage its investments in our facilities and launch this program in 2014. Similar to HCCA’s mail order pharmacy, HCCA will provide prescriptions to Long Term Care facilities that do not have an in-house pharmacy. By applying institutional pharmaceutical knowledge and investment in specially-designed drug packaging machines, that distribute medications organized by patient and treatment schedule rather than by individual drug type, HCCA intends to apply our lower cost value proposition in its first health facility in 2014.

•	Worker’s Compensation: By applying the same basic techniques that have resulted in HCCA’s rapid growth in the traditional PBM sector, HCCA intends to expand into this specialized type of insurance in 2014. By essentially providing PBM services within this different structure, HCCA will open up a new market with wider margins and minimal need for regular customer support after the initial startup expense. HCCA’s client here is not an employer, but rather a worker’s compensation insurance company or self-insured workers’ compensation fund. These companies pay for worker claims related to injuries in the workplace, and HCCA believes it can offer similar savings to these companies, who are major drug buyers, as it does to its other clients.

Government Regulation

Various aspects of its business are governed by federal and state laws and regulations. Because sanctions may be imposed for violations of these laws, compliance is a significant operational requirement. HCCA believes that it is in substantial compliance with all existing legal requirements material to the operation of its business. There are, however, significant uncertainties involving the application of many of these legal requirements to its business. In addition, at any given time, there are numerous proposed health care laws and regulations at the federal and state levels, many of which could harm its business, results of operations, and financial condition. HCCA is unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future relating to its business or the health care industry in general, or what effect any such legislation or regulations might have on HCCA. HCCA also cannot provide any assurance that federal or state governments will not impose additional restrictions or adopt interpretations of existing laws or regulations that could harm its business or financial performance.

Some of the state laws described below may be preempted in whole or in part by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, which provides for comprehensive federal regulation of employee benefit plans. However, the scope of ERISA preemption is uncertain given the extensive and sometimes conflicting court rulings addressing the topic. HCCA also provides services to certain clients, such as governmental entities, that are not subject to ERISA.

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Federal Laws and Regulations Affecting HCCA

The following descriptions identify various federal laws and regulations that affect or may affect aspects of HCCA's PBM business:

Legislation and Litigation Affecting Drug Prices

Average wholesale price, or AWP, is a standard pricing metric published by third party data sources and currently used throughout the pharmacy benefits industry as the basis for determining drug pricing under contracts with clients, pharmacies, and pharmaceutical manufacturers. The calculation and reporting of AWP have been the subject of investigations by federal and state governments and litigation brought against pharmaceutical manufacturers, as well as data services that report AWP. HCCA is not responsible for calculations, reports or payments of AWP; however, such investigations or lawsuits could impact its business because many of its customer contracts, pharmaceutical purchase agreements, retail network contracts and other agreements use AWP as a pricing benchmark. In March 2009, a federal district court gave final approval to settlement of class action lawsuits brought against First DataBank, or FDB, and Medi-Span, two primary sources of AWP reporting. Under the terms of the settlement, FDB and Medi-Span agreed, among other things, to reduce the reported AWP of certain prescription drugs by four percent effective September 26, 2009. FDB and Medi-Span also announced that they would discontinue publishing AWP within two years of the settlement. On September 3, 2009, a federal appeals court rejected challenges to the settlements, clearing the way for the AWP reductions to take effect.

Changes such as these, as well as any changes proposed by the federal government and the states regarding the reimbursement for drugs by Medicaid and Medicare, could impact its pricing to customers and other payors and could impact its ability to negotiate discounts with manufacturers, wholesalers, or retail pharmacies.

Federal Anti-Kickback/Fraud and Abuse Laws

The federal Anti-Kickback Statute, or AKS, is a criminal law that prohibits, among other things, an individual or entity from knowingly or willfully paying or receiving, subject to certain statutory exceptions and regulatory safe harbors, any remuneration, directly or indirectly, intended to induce: (1) a referral for the furnishing of any item or service for which payment may be made in whole or in part under a federal health care program, including Medicare, Medicaid and the Tricare Program, or (2) the purchase, lease, order or the arranging for or recommending of the purchase, lease, or order of items or services for which payment may be made in whole or in part under federal health care programs. Penalties for violating the AKS may include imprisonment, criminal and civil fines, and exclusion from participation in the federally-funded health care programs.

The AKS has been interpreted broadly by courts, the U.S. Department of Health & Human Services, or HHS, Office of Inspector General, or OIG, the agency charged with the enforcement of the AKS, and other administrative bodies. Because of the statute's broad scope and the limited statutory exceptions, the OIG has established certain regulatory safe harbors which, if fully met, should immunize the parties from liability under the AKS. For example, safe harbors exist for certain properly disclosed and reported discounts received from vendors, certain investment interests, certain properly disclosed payments made by vendors to group purchasing organizations, certain personal services arrangements, and certain discount and payment arrangements between PBMs and HMO risk contractors serving Medicaid and Medicare members. A practice that does not fall within an exception or a safe harbor is not necessarily unlawful, but may be subject to scrutiny and challenge. Some, though not all, court opinions interpreting the AKS have focused primarily on the law's intent requirement and have held that an arrangement will violate the AKS if any one purpose of the arrangement is to induce referrals or purchases, even if the payments at issue are also intended for a legitimate purpose. Thus, a violation of the statute may occur even if only one purpose of a payment arrangement is to induce patient referrals or purchases of products or services that are reimbursed by federal health care programs. Among the practices that have been identified by the OIG as potentially improper under the statute are certain product conversion programs in which benefits are given by drug manufacturers to pharmacists or physicians for changing a prescription, or recommending or requesting such a change, from one drug to another. The AKS has been cited as a partial basis, along with state consumer protection laws discussed below, for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacies as well as to PBMs in connection with such programs.

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In April 2003, the OIG published “Final OIG Compliance Program Guidance for Pharmaceutical Manufacturers” (the “Compliance Guidance”). The Compliance Guidance, which is directed toward pharmaceutical manufacturers, provides the OIG's views on the fundamental elements of pharmaceutical manufacturer compliance programs. The Compliance Guidance also highlights several potentially risky arrangements for pharmaceutical manufacturers, including the provision of grants, “prebates” and “upfront payments” to PBMs to support disease management programs and therapeutic interchanges. In addition, the Compliance Guidance indicates that the provision of rebates or other payments to PBMs by pharmaceutical manufacturers may potentially trigger liability under the AKS if not properly structured and disclosed.

The Health Care Reform Laws made two important clarifications that significantly strengthen the government's ability to enforce the AKS. First, the Health Care Reform Laws clarified that a person need not have actual knowledge of or specific intent to violate the AKS. Second, the Health Care Reform Laws made clear that a claim resulting from an AKS violation constitutes a false claim under the federal False Claims Act, or FCA. The provision codifies what some federal district courts had already held and significantly heightens the civil penalties HCCA could face for any alleged AKS violation.

Additionally, it is a crime under the Public Contract Anti-Kickback Act, for any person to knowingly and willfully offer or provide any remuneration to a prime contractor to the United States, including a contractor servicing federally funded health programs, in order to obtain favorable treatment in a subcontract. Violators of this law also may be subject to civil monetary penalties.

HCCA believes that it is in substantial compliance with the legal requirements imposed by such anti-kickback laws and regulations. However, it cannot assure you that it will not be subject to scrutiny or challenge under such laws or regulations. Any such challenge could harm HCCA’s business, results of operations, financial condition or cash flows.

Federal Statutes Prohibiting False Claims

The FCA imposes liability for knowingly making or causing to be made false claims to the government, including federal health care programs such as Medicare and Medicaid. For example, potential false claims include claims for services not rendered, or claims that misrepresent actual services rendered in order to obtain higher reimbursement. Private individuals may bring qui tam or whistleblower lawsuits against providers under the FCA, which authorizes the payment of a portion of any recovery to the individual bringing suit. Such actions are initially required to be filed under seal pending their review by the Department of Justice. Federal district courts have interpreted the FCA as applying to claims for reimbursement that violate the AKS or federal physician self-referral law (commonly referred to as the “Stark Law”) under certain circumstances. The Health Care Reform Laws expanded false claims liability by clarifying that an AKS violation can be a predicate for a false claim under the FCA and by adding a provision that imposes FCA liability on an individual or entity that fails to make a timely return of any overpayments received from Medicare or Medicaid. The FCA generally provides for the imposition of civil penalties and for treble damages, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in a large number of claims, as each individual claim could be deemed to be a separate violation of the FCA. Criminal provisions that are similar to the FCA provide that a corporation may be fined if it is convicted of presenting to any federal agency a claim or making a statement that it knows to be false, fictitious or fraudulent to any federal agency.

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ERISA Regulation

ERISA regulates certain aspects of employee pension and health benefit plans, including self-funded corporate health plans. HCCA has agreements with self-funded corporate health plans to provide PBM services, and therefore, HCCA is a service provider to ERISA plans. ERISA imposes duties on any person or entity that is a fiduciary with respect to the ERISA plan. HCCA administers pharmacy benefits for ERISA plans in accordance with plan design choices made by the ERISA plan sponsors. HCCA do not believe that the general conduct of its business subjects HCCA to the fiduciary obligations set forth by ERISA, except to the extent HCCA has specifically contracted with an ERISA plan sponsor to accept fiduciary responsibility for the limited purpose of addressing benefit claims and appeals. However, HCCA cannot assure you that the U.S. Department of Labor, or DOL, which is the agency that enforces ERISA, or a private litigant would not assert that the fiduciary obligations imposed by ERISA apply to certain aspects of its operations.

Numerous lawsuits have been filed against various PBMs by private litigants, including Plan participants on behalf of an ERISA plan and by ERISA Plan sponsors, alleging that the PBMs are ERISA fiduciaries and that, in such capacity, they allegedly violated ERISA fiduciary duties in connection with certain business practices related to their respective contracts with retail pharmacy networks and/or pharmaceutical manufacturers.

ERISA also imposes civil and criminal liability on service providers to health plans and certain other persons if certain forms of illegal remuneration are made or received. These provisions of ERISA are similar, but not identical, to the federal healthcare Anti-Kickback Statute discussed above. In particular, ERISA does not provide the statutory and regulatory safe harbor exceptions incorporated into the federal healthcare Anti-Kickback Statute. Like the health care anti-kickback laws, the corresponding provisions of ERISA are written broadly and their application to particular cases is often uncertain. HCCA has implemented policies regarding, among other things, disclosure to health plan sponsors with respect to any commissions paid by or to it that might fall within the scope of such provisions and, accordingly, believes that HCCA is in substantial compliance with any applicable provisions of ERISA. However, HCCA cannot assure you that its policies in this regard would be found by the DOL and potential private litigants to meet the requirements of ERISA.

In addition, the DOL has recently issued several regulations that impose new fee disclosure rules on certain ERISA plans and their service providers. Those regulations do not currently apply to self-funded corporate health plans and their service providers, but the DOL has held hearings to discuss extending them in the future. As a result, HCCA is not yet able to assess the effect the regulations may have on its business.

FDA Regulation

The U.S. Food and Drug Administration, or FDA, generally has authority to regulate drug promotional materials that are disseminated by or on behalf of a drug manufacturer. The FDA also may inspect facilities in connection with procedures implemented to effect recalls of prescription drugs.

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In addition, the FDA has authority to require the submission and implementation of a risk evaluation and mitigation strategy, or REMS, if the FDA determines that that a REMS is necessary for the safe and effective marketing of a drug. To the extent HCCA dispenses products subject to REMS requirements or provide REMS services to a pharmaceutical manufacturer, HCCA is subject to audit by the pharmaceutical manufacturer.

Antitrust Regulation

Various federal and state antitrust laws regulate trade and commerce with the objective of protecting the competitive process. Thus, Section One of the Sherman Act prohibits agreements that unreasonably restrain competition; Section Two of the Sherman Act prohibits monopolization and attempts to monopolize; Section Seven of the Clayton Act prohibits mergers and acquisitions which may substantially lessen competition; and the Robinson-Patman Act prohibits discriminating in price among different customers in certain circumstances. The interpretation of these broadly-worded statutes is left for the courts, and there is often uncertainty concerning the application of the antitrust laws to specific business practices. Successful plaintiffs in federal antitrust actions are always entitled to recover treble damages, as well as their attorneys' fees. (In addition, virtually all states have antitrust statutes analogous to the Sherman Act, often including automatic treble damages and attorneys' fees.)

Numerous retail pharmacies in the U.S. have filed lawsuits against pharmaceutical manufacturers, drug wholesalers, and PBMs challenging certain branded drug pricing practices under federal and state antitrust laws. The complaints alleged, in part, that the manufacturers gave, and the PBMs accepted, rebates and discounts on purchases of brand name prescription drugs, in violation of the Robinson-Patman Act, and that the manufacturers, drug wholesalers, and PBMs conspired in violation of the Sherman Act not to provide similar rebates and discounts to the plaintiff retail pharmacies. Although the Sherman Act allegations have been resolved, often with substantial settlements, certain Robinson-Patman Act claims continue to be litigated. The plaintiffs seek unspecified monetary damages, including trebled damages, injunctive relief against the alleged price discrimination, and attorneys' fees.

HCCA believes that it is in compliance with the legal requirements imposed by the antitrust laws. However, HCCA cannot assure you that it will not be subject to scrutiny or challenge under such laws. Any such challenge could harm its business, results of operations, financial condition, or cash flows.

State Laws and Regulations Affecting HCCA

The following descriptions identify various state laws and regulations that affect or may affect aspects of its PBM business:

State Anti-Kickback/False Claims Laws.

Many states have laws and/or regulations similar to the AKS and the FCA described above, while several others are currently considering passing or strengthening false claims laws. Such state laws are not necessarily limited to services or items for which government-funded health care program payments may be made. Such state laws may be broad enough to include improper payments made in connection with services or items that are paid by commercial payors. Penalties for violating these state anti-kickback and false claims laws may include, but are not limited to, injunction, imprisonment, criminal and civil fines and exclusion from participation in the state Medicaid programs. Additionally, under the Deficit Reduction Act of 2005, discussed in greater detail below, states are incentivized to pass broad false claims legislation similar to the FCA, and there has been activity in several states during the past several years to do so.

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HCCA believes that it is in substantial compliance with the legal requirements imposed by such laws and regulations. However, HCCA cannot assure you that it will not be subject to scrutiny or challenge under such laws or regulations. Any such challenge could harm its business, results of operations, financial condition or cash flows.

State Consumer Protection Laws

Most states have enacted consumer protection and deceptive trade practices laws that generally prohibit payments and other broad categories of conduct deemed harmful to consumers. These statutes may be enforced by states and/or private litigants. Such laws have been and continue to be the basis for investigations, prosecutions, and settlements of PBMs, initiated by state prosecutors as well as by private litigants.

HCCA believes that it is in substantial compliance with the legal requirements imposed by such laws and regulations. However, HCCA cannot assure you that it will not be subject to scrutiny or challenge under one or more of these laws, or under similar consumer protection theories.

State Comprehensive PBM Regulation

Legislation directly regulating PBM activities in a comprehensive manner has been introduced in a number of states. In addition, legislation has been proposed in some states seeking to impose fiduciary obligations or disclosure requirements on PBMs. The District of Columbia has enacted a statute imposing fiduciary and disclosure obligations on PBMs. Similarly, both North Dakota and South Dakota have relatively comprehensive PBM laws that, among other things, increase financial transparency and regulate therapeutic interchange programs. Each state that enacts such legislation requires HCCA to adapt its operations in that state, which could harm HCCA.

Many states have licensure or registration laws governing certain types of ancillary health care organizations, including preferred provider organizations, third-party administrators, or TPAs, companies that provide utilization review services, and companies that engage in the practices of a pharmacy. The scope of these laws differs significantly from state to state, and the application of such laws to the activities of PBMs often is unclear.

In addition, certain quasi-regulatory organizations, including the National Association of Boards of Pharmacy and the National Association of Insurance Commissioners, or NAIC, have issued model regulations or may propose future regulations concerning PBMs and/or PBM activities, and the National Committee for Quality Assurance, or NCQA, the Utilization Review Accreditation Commission, or URAC, or other credentialing organizations may provide voluntary standards regarding PBM activities. In 2007, for example, URAC finalized PBM accreditation standards for PBMs serving the commercially insured market. While the actions of these quasi-regulatory organizations do not have the force of law, they may influence states to adopt their requirements or recommendations as well as influence customer requirements for PBM services. Moreover, any standards established by these organizations could also impact its health plan customers and/or the services HCCA provides to them.

Network Access Legislation

A majority of states now have some form of legislation affecting its ability to limit access to a pharmacy provider network (“any willing provider” legislation), or removal of a network provider, (“due process” legislation). Such legislation may require HCCA or its clients to admit any retail pharmacy willing to meet the plan's price and other terms for network participation, or may provide that a provider may not be removed from a network except in compliance with certain procedures. These statutes have not materially affected its business.

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State Legislation Affecting Plan or Benefit Design

Some states have enacted legislation that prohibits certain types of managed care plan sponsors from implementing certain restrictive design features, and many states have legislation regulating various aspects of managed care plans, including provisions relating to the pharmacy benefits. For example, some states, under so-called freedom of choice legislation, provide that members of the plan may not be required to use network providers, but must instead be provided with benefits even if they choose to use non-network providers. Other states have enacted legislation purporting to prohibit health plans from offering members financial incentives for use of mail service pharmacies. Legislation has been introduced in some states to prohibit or restrict therapeutic intervention, to require coverage of all FDA-approved drugs or to require coverage for off-label uses of drugs where those uses are recognized in peer-reviewed medical journals or reference compendia. Other states mandate coverage of certain benefits or conditions and require health plan coverage of specific drugs, if deemed medically necessary by the prescribing physician. Such legislation does not generally apply to HCCA directly, but may apply to certain of its clients, such as HMOs and health insurers. If legislation were to become widely adopted, it could have the effect of limiting the economic benefits achievable through PBMs. This development could harm HCCA’s business, results of operations, financial condition or cash flows.

State Regulation of Financial Risk Plans

Fee-for-service prescription drug plans are generally not subject to financial regulation by the states. However, if a PBM offers to provide prescription drug coverage on a capitated basis or otherwise accepts material financial risk in providing the benefit, laws in various states may regulate the plan. Such laws may require that the party at risk establish reserves or otherwise demonstrate financial responsibility. Laws that may apply in such cases include insurance laws, HMO laws or limited prepaid health service plan laws. Currently, HCCA does not believe that its PBM business incurs financial risk of the type subject to such regulation. However, if HCCA chooses to become a regional PDP for the Medicare outpatient prescription drug benefit at some time in the future, HCCA would need to comply with state laws governing risk-bearing entities in the states where HCCA operate a PDP.

State Discount Drug Card Regulation

Numerous states have laws and/or regulations regulating the selling, marketing, promoting, advertising or distributing of commercial discount drug cards for cash purchases. Such laws and regulations provide, generally, that any person may bring an action for damages or seek an injunction for violations. HCCA administers a limited commercial discount drug card program that HCCA does not consider material to its business. HCCA believes its administration of the commercial discount drug card program is in compliance with various state laws. However, HCCA cannot assure you that the existence of such laws will not materially impact its ability to offer certain new commercial products and/or services in the future.

Combined Federal and State Laws, Regulations and Other Standards Affecting HCCA

Certain aspects of its PBM business are or may be affected by bodies of law that exist at both the federal and state levels and by other standard setting entities. Among these are the following:

Pharmacy Licensure and Regulation

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HCCA is subject to state and federal statutes and regulations governing the operation of mail service pharmacies and the dispensing of controlled substances. The practice of pharmacy is generally regulated at the state level by state boards of pharmacy. Each of its pharmacies must be licensed in the state in which HCCA is located. Also, many of the states where HCCA delivers pharmaceuticals, including controlled substances, have laws and regulations that require out-of-state mail service pharmacies, such as HCCA, to register with that state's board of pharmacy or similar regulatory body. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. Federal controlled substance laws require HCCA to register its pharmacies with the United States Drug Enforcement Administration and to comply with security, record keeping, inventory control and labeling standards in order to dispense controlled substances. HCCA is also subject to certain federal and state laws affecting Internet-based pharmacies because HCCA dispense prescription drugs pursuant to refill orders received through its Internet websites, among other methods. Several states have proposed new laws to regulate Internet-based pharmacies, and federal regulation of Internet-based pharmacies by the FDA or another federal agency has also been proposed. Other statutes and regulations may affect its mail service operations. For example, the Federal Trade Commission, or FTC, requires mail service sellers of goods generally to engage in truthful advertising, to stock a reasonable supply of the products to be sold, to fill mail service orders within thirty days and to provide clients with refunds when appropriate. In addition, the United States Postal Service has statutory authority to restrict the transmission of drugs and medicines through the mail. Its pharmacists are subject to state regulation of the profession of pharmacy and employees engaged in a professional practice must satisfy applicable state licensing requirements.

Privacy and Confidentiality Legislation

Its activities involve the receipt, use and disclosure of confidential health information, including disclosure of the confidential information to a customer's health benefit plan, as permitted in accordance with applicable federal and state privacy laws. In addition, HCCA use and disclose data that was identifying information removed for analytical and other purposes. Many state laws restrict the use and disclosure of confidential medical information, and similar new legislative and regulatory initiatives are underway at the state and federal level. To date, no such laws presently have adversely impacted its ability to provide its services, but HCCA cannot assure you that federal or state governments will not enact such legislation, impose restrictions or adopt interpretations of existing laws that could harm its business, results of operations, financial condition or cash flows.

The Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder (collectively “HIPAA”) impose extensive requirements on the way in which health plans, healthcare providers that engage in certain electronic financial and administrative transactions covered by HIPAA, and healthcare clearinghouses (known as “covered entities”) and the persons or entities that use or disclose protected health information, or PHI, to provide services to covered entities or to perform functions on their behalf (known as “business associates”), use, disclose and safeguard PHI, including requirements to protect the integrity, availability and confidentiality of electronic PHI. Many of these obligations were expanded under the Health Information Technology for Economic and Clinic Health Act (the “HITECH Act”), passed as part of the American Recovery and Reinvestment Act of 2009.

The final privacy regulations, which is referred to as the Privacy Rule, issued by the Office for Civil Rights, or OCR, of HHS pursuant to HIPAA, give individuals the right to know how their PHI is used and disclosed, as well as the right to access, amend and obtain information concerning certain disclosures of PHI. Covered entities, such as pharmacies and health plans, are required to provide a written Notice of Privacy Practices to individuals that describes how the entity uses and discloses PHI, and how individuals may exercise their rights with respect to their PHI. For most uses and disclosures of PHI other than for treatment, payment, healthcare operations and certain public policy purposes, HIPAA generally requires that covered entities obtain a valid written individual authorization. In most cases, use or disclosure of PHI must be limited to the minimum necessary to achieve the purpose of the use or disclosure.

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HCCA is a covered entity under HIPAA in connection with its operation of a mail service pharmacy.

In connection with its other activities that require access to PHI, HCCA is not considered a covered entity. However, its health plan clients and pharmacy customers are covered entities, and are required to enter into business associate agreements with vendors, such as PBMs, that perform a function or activity for the covered entity that involves the use or disclosure of individually identifiable health information. The business associate agreements mandated by the Privacy Rule create a contractual obligation for the business associate to perform its duties for the covered entity in compliance with the Privacy Rule. Effective February 17, 2010, the HITECH Act created a statutory obligation for HCCA, when HCCA acts as a business associate, to satisfy certain aspects of the Privacy Rule and the final HIPAA security regulations.

If HCCA fails to comply with HIPAA or its policies and procedures are not sufficient to prevent the unauthorized disclosure of PHI, HCCA could be subject to liability, fines and lawsuits under federal and state privacy laws, consumer protection statutes and other laws. Criminal penalties and civil sanctions may be imposed for failing to comply with HIPAA standards either as a covered entity or business associate, and these penalties and sanctions have significantly increased under the HITECH Act. In February 2011, OCR, the agency responsible for enforcing HIPAA and HITECH, issued the first civil monetary penalty ever imposed for a covered entity's violation of the HIPAA Privacy Rule. Additionally, the HITECH Act requires OCR to conduct periodic compliance audits. Continued enforcement actions are likely to occur in the future. Furthermore, HITECH provides authority to state attorney generals to bring actions in federal court for violations of HIPAA on behalf of state residents harmed by such violations.

The final transactions and code sets regulation (the “Transaction Rule”) promulgated under HIPAA requires that all covered entities that engage in certain electronic transactions use standardized formats and code sets. HCCA, in its role as a business associate of a covered entity, must conduct such transactions in accordance with the Transaction Rule. HHS promulgated a National Provider Identifiers, or NPI, Final Rule which requires health plans to utilize NPIs in all Standard Transactions. NPIs replaced National Association of Boards of Pharmacy numbers for pharmacies, Drug Enforcement Agency numbers for physicians and similar identifiers for other health care providers for purposes of identifying providers in connection with HIPAA standard transactions. HCCA has undertaken the necessary arrangements to ensure that its standard transactions remain compliant with the Transaction Rule subsequent to the implementation of the NPI Final Rule.

The final security regulations (the “Security Rule”) issued pursuant to HIPAA mandate the use of administrative, physical, and technical safeguards to protect the confidentiality of electronic PHI. As with the other two rules issued pursuant to HIPAA, the Security Rule applies to covered entities, and certain aspects of the Security Rule also apply to business associates. HCCA has made the necessary arrangements to ensure compliance with the Security Rule for all aspects of its business.

HCCA must also comply with the “breach notification” regulations, which implement provisions of the HITECH Act. Under these regulations, covered entities must promptly notify affected individuals and the HHS Secretary in the case of a breach of “unsecured PHI,” as well as the media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to the HHS Secretary on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches at or by the business associate. HCCA has taken and continues to take reasonable steps to reduce the amount of unsecured PHI HCCA handles.

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In addition, final regulations governing a covered entity's obligation to provide are available upon individual request. A recently released proposed rule, if finalized, would require covered entities to develop systems to monitor which of their employees' and business associates' access an individual's electronic PHI, at what time and date access occurs, and the action taken during the access session (e.g., modification, deletion, viewing). The proposed rule would also require information on access to electronic designated record sets held by business associates. The proposed regulations could impose significant burdens on covered entities and business associates that result from having to take reports generated for internal purposes and modify them for disclosure to patients or health plan enrollees.

While new and future legal interpretations could alter its assessment of its efforts to comply with provisions of HIPAA, the HITECH Act, and the Health Care Reform Laws that govern the privacy, security and standardization of health care information and transactions, HCCA currently believes that compliance with these legal authorities should not harm its business operations.

Pursuant to HIPAA, state laws that are more protective of PHI are not pre-empted. Therefore, to the extent states continue to enact more protective legislation, HCCA could be required to make significant changes to its business operations.

Independent of any regulatory restrictions, individual health plan clients could increase limitations on their use of medical information, which could prevent HCCA from offering certain services.

The Health Care Reform Laws

On March 23, 2010, the President of the United States signed into law the most comprehensive change to America's healthcare system in decades. The Health Care Reform Laws contain a variety of provisions that could have a significant impact on HCCA and its customers. The Health Care Reform Laws provide the opportunity for significant expansion of HCCA’s PBM activities. These potential benefits are the result of an expected increase in the number of individuals with health insurance and the potential increase in demand for pharmaceutical products and services.

However, the Health Care Reform Laws also present great uncertainty for HCCA and potential risks to its operations and financial success. The Health Care Reform Laws contain many provisions intended to reduce the government's healthcare costs through reimbursement reductions, alternative payment methods, and ongoing studies of healthcare reimbursement systems. For example, the Health Care Reform Laws establish the Independent Payment Advisory Board, or IPAB, which is designed to make proposals as early as 2014 to reduce the per capita rate of growth in Medicare spending in years when that growth exceeds established targets. Another potential source of reimbursement uncertainty is the newly established Center for Medicare and Medicaid Innovation, or CMMI, which is designed to test the cost-cutting efficacy of innovative payment service delivery systems through demonstration projects. These types of provisions could have a significant impact on the profitability of HCCA and its customers, particularly because of the unpredictability of the proposals that could be generated by the IPAB and the CMMI.

The Health Care Reform Laws also require PBMs to disclose certain information, including discounts and rebates obtained from pharmaceutical manufacturers, to PDP or MA-PD plan sponsors or qualified health benefits plans offered through an exchange. In addition, the Health Care Reform Laws change the calculation of Medicaid rebates in a way that could increase or decrease pharmaceutical manufacturers' incentive to provide discounts and rebates to PBMs. These changes could have a negative impact on HCCA’s revenues or business model. Additionally, the Health Care Reform Laws expand existing fraud and abuse provisions and significantly increase the resources available to the federal government to pursue fraud and abuse issues, which could expose HCCA to greater scrutiny and possibly significant financial liability. For example, the Health Care Reform Laws extend the treble damages available for violations of the FCA to violations relating to the state-based health insurance exchanges created by the Health Care Reform Laws. Moreover, the Health Care Reform Laws establish new civil monetary penalties: $15,000 daily for failure to grant timely access to the OIG for the purposes of audits or investigations and $50,000 for each false record or statement knowingly submitted or caused to be submitted for payment of items furnished under a federal health care program. As a result, HCCA may be forced to expend greater resources on monitoring and compliance programs and legal fees. Similarly, its customers may be subject to greater scrutiny and financial liability, which could indirectly put pressure on its financial relationships with those customers.

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Aside from particular provisions of the Health Care Reform Laws, there is significant uncertainty about the implementation of the Health Care Reform Laws, likely through hundreds of new regulations, guidance documents, and other policy statements that could result in significant changes to its business model and the healthcare economy as a whole.

Political developments also continue to contribute to the uncertainty surrounding implementation of the Health Care Reform Laws. The Health Care Reform Laws will likely play an important role in the November 2012 elections, results of which may affect the timing, manner, and predictability of the Health Care Reform Laws' regulatory implementation. The resulting unpredictability creates significant uncertainty for HCCA and its customers about the structure and regulatory environment of the healthcare market and future revenue sources.

Future Regulation

HCCA is unable to predict accurately what, if any, additional federal or state legislation or regulatory initiatives may be enacted in the future relating to its businesses or the health care industry in general, or what effect any such legislation or regulations might have on it. For example, the federal government and several state governments have considered the Patients' Bill of Rights and other similar legislation aimed primarily at improving quality of care provided to individuals in managed care plans. Some of the initiatives would provide greater access to drugs not included on health plan formularies, giving participants the right to sue their health plan for malpractice, and mandating an appeals or grievance process. HCCA cannot assure you that federal or state governments will not impose additional restrictions, via a Patients' Bill of Rights or otherwise, or adopt interpretations of existing laws that could harm its business, results of operations, financial condition or cash flows.

Employees

As of December 31, 2012, HCCA had 52 employees, primarily located in Denville, New Jersey, who work full time for us. HCCA has never had a work stoppage. HCCA’s personnel are not represented by any collective bargaining unit and are not unionized. HCCA considers its relations with its personnel to be good. HCCA’s future success will depend, in part, on its ability to continue to attract, retain, and motivate highly qualified technical and managerial personnel, for whom competition is intense.

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Customers

As of December 31, 2012, HCCA had 64 customers.   In 2012, no single customer accounted for 10% or more of HCCA’s revenue.  Only one customer accounted for more than 10% of 2011 revenue.  This customer was the Middlesex County in New Jersey, representing 64% of revenue in 2011.  Middlesex County was not a customer of HCCA in 2012.  HCCA expects customer concentration, measured as the percent of total annual revenue that a single customer represents, to lessen even further over time as more customers contract with it.

HCCA’s customer base is drawn from several sources. In the fully-funded line, HCCA clients tend to be smaller private employers and school boards, with anywhere from 15-700 members each. HCCA’s self-funded line is generally made up of larger government organizations and trade unions, with an increasing trend towards acquiring the business of larger and higher echelon governmental organizations. For RX Savings Solutions, HCCA’s current customer base consists of very small companies and partnerships, with an upcoming shift to community-based healthcare programs. As HCCA grows new product lines, it will be expanding to reach certain types of clinics, nursing facilities, and worker’s insurance.

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RISK FACTORS

Industry Risks

HCCA's future growth is dependent on further market acceptance and increased market penetration of its products.

HCCA's business model depends on its ability to sell its products and services. Achieving increased market acceptance of its products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the pharmaceutical supply chain. Additionally, payors, which may have invested substantial resources in other methods of conducting business and exchanging information, may be reluctant to purchase its products and services.

HCCA cannot be assured that payors will purchase its products and services. If HCCA fails to achieve broad acceptance of its products and services by payors, and other healthcare industry participants, or if HCCA fails to position its services as a preferred method for pharmaceutical healthcare delivery, its business, financial condition, and results of operations will be harmed.

Competition in HCCA’s industry is intense and HCCA competes against companies with greater resources than it has, which could limit its growth potential.

The PBM industry is very competitive. If HCCA does not compete effectively, its business, results of operations, financial condition or cash flows could suffer. The industry is highly consolidated and dominated by a few large companies with significant resources, purchasing power, and other competitive advantages, which HCCA does not have. A limited number of firms, including national PBM companies, such as SXC Health Solutions, Inc., Medco Health Solutions, Inc., Express Scripts, Inc. and CVS Caremark Corporation, control a significant share of prescription volume. Moreover, the recent merger activity between Express Scripts, Inc. and Medco Health Solutions, Inc., and between SXC Health Solutions, Inc. and Catalyst Health Solutions, Inc. may further increase the market share of HCCA’s competitors. Its competitors also include drug retailers, physician practice management companies, and insurance companies/health maintenance organizations. HCCA may also experience competition from other sources in the future. PBM companies compete primarily on the basis of price, service, reporting capabilities and clinical services. In most cases, HCCA’s competitors are large, profitable, and well-established companies with substantially greater financial and marketing resources than HCCA has. HCCA’s limited resources may make it more difficult for HCCA to compete with the larger companies in its industry and limits its growth.

Consolidation in the healthcare industry could harm HCCA’s business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thereby decreasing the number of market participants, competition to provide products, and services like HCCA's will become more intense, and the importance of establishing relationships with key industry participants will become greater. In addition, industry participants may try to use their market power to negotiate price reductions for its products and services. Further, consolidation of management and billing services through integrated delivery systems may decrease demand for its products. If HCCA is forced to reduce prices as a result of either an imbalance of market power or decreased demand for its products, revenue would be reduced and HCCA could become significantly less profitable.

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Future changes in laws or regulations in the healthcare industry could harm HCCA’s business.

The healthcare industry is highly regulated and is subject to changing political, economic, and regulatory influences. For example, the Balanced Budget Act of 1997 (Public Law 105-32) contained significant changes to Medicare and Medicaid and had an impact for several years on healthcare providers' ability to invest in capital intensive systems. In addition, HIPAA, as amended by the HITECH Act directly impact the healthcare industry by requiring various security and privacy measures in order to ensure the protection of patient health information. More recently, increased government involvement in healthcare, such as the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Public Law 108-173), which is referred to as the Medicare Modernization Act or MMA, which introduced the Medicare Part D benefit, effective January 1, 2006, the Deficit Reduction Act of 2005 (Public Law 109-171), or DRA, the Medicare Improvements for Patients and Providers Act of 2008 (Public Law 110-275) , or MIPPA, the American Recovery and Reinvestment Act of 2009, the Patient Protection and Affordable Care Act (Public Law 111-148) , or PPACA, and the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), which amends the PPACA (collectively, the “Health Care Reform Laws”), and other U.S. initiatives at both the federal and state level could lower reimbursement rates and otherwise change the business environment of its customers and the other entities with which HCCA has a business relationship. Further, existing laws and regulations are subject to changing interpretation by courts, regulatory agencies, and agency officials. PBMs have also increasingly become the target of federal and state litigation over practices relating to drug switching, handling of rebates, and fiduciary duties.

These factors affect PBMs directly, as well as impacting the purchasing practices and operation of healthcare organizations. For example, the Health Care Reform Laws impose new transparency requirements on PBMs, and the CMS issued a proposed rule implementing these requirements in October 2011. Among other requirements, the new transparency regulations propose to require PBMs to report certain data to the Secretary of the DHHS, including, for example, aggregate rebates and discounts received by the PBM, the percentage of prescriptions that were provided through retail pharmacies compared to mail order pharmacies, and the aggregate amount of the rebates that are received by the PBM and passed through to a Medicare Part D plan, a Medicare Advantage Prescription Drug Plan, or a state exchange. The Health Care Reform Laws also contain programs to reform or amend the U.S. healthcare system and to change healthcare financing and reimbursement systems. These reforms are expected to increase the number of individuals who have health insurance coverage and expand the market for pharmaceutical products. However, healthcare industry participants may also respond by reducing their investments or postponing investment decisions, including investments in its product offerings. Moreover, the manner and timing of implementation and portions of the law's constitutionality remain uncertain. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, and HCCA cannot predict the effect of possible future legislation and regulation on its business, financial condition and results of operations.

The worker's compensation industry is also highly regulated and subject to various political, economic and regulatory influences. State Departments of Insurance in many key states have set forth maximum state fee schedules for worker's compensation provider reimbursement. These maximum fee schedules may be reduced by regulators at any time to the detriment of PBMs and providers. Any willing provider statutes are also significant in worker's compensation because non-network pharmacies may seek reimbursement at rates higher than Company contracted pharmacies, thereby driving up reimbursement costs.

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Business Risks

HCCA is dependent on key customers, the loss of which could significantly harm HCCA’s results of operations.

HCCA generates a significant portion of its revenue from a small number of customers (73 at present). HCCA’s largest customer, East Orange New Jersey Board of Education, accounts for 10.3% of HCCA’s annualized December 2012 revenue. No other customers account for more than 10% of HCCA’s total revenue.

Although HCCA continually seeks to diversify its customer base, HCCA may be unable to offset the effects of an adverse change in one of its key customer relationships. For example, if HCCA’s existing customers elect not to renew their contracts with HCCA at the expiry of the current terms of those contracts, or reduce the level of service offerings it provides, HCCA’s recurring revenue base will be reduced, which could harm its results of operations. If the healthcare benefits industry or HCCA’s customers in the healthcare benefits industry experience problems, they may curtail spending on HCCA products and services and HCCA’s business and financial results could be harmed.

Costs and uncertainty associated with competitive bidding for client contracts could significantly harm HCCA’s results of operations.

Many of HCCA’s clients put their contracts out for competitive bidding prior to expiration. Competitive bidding requires costly and time-consuming efforts on HCCA’s behalf. HCCA could lose clients if such clients cancel their agreements, if HCCA fails to win a competitive bid at the time of contract renewal, if the financial condition of any of HCCA’s private clients deteriorates or if HCCA’s clients are acquired by, or acquire, companies with which HCCA does not have contracts. HCCA often competes against much larger companies or PBMs which are captive, that is, they are subsidiaries of large medical insurance or other health benefit companies. These may have more substantial buying power and may lower their prices to win business further than HCCA can afford to.

Due to the term of HCCA’s contracts with customers, if HCCA is unable to renew those contracts at the same service levels previously provided, or at all, or replace any lost customers, HCCA’s future business and results of operations would be harmed.

HCCA’s contracts with customers generally do not have terms longer than one year and, in some cases, are terminable by the customer on relatively short notice. HCCA’s larger customers generally seek bids from other PBM providers in advance of the expiration of their contracts. There is no guarantee that HCCA will win contacts as they expire, and HCCA must continue to provide savings and quality service at lower cost in order to retain business. At some point it may not be profitable for HCCA to retain certain clients if competition undercuts it.

If HCCA’s relationship with healthcare management companies ends, HCCA’s growth will be negatively impacted.

HCCA has created a private label product a for a healthcare management company, which has approximately 425,000 members. If this relationship ends it would severely limit HCCA’s growth as this captured base of clients is a large source of sales leads and a key driver of HCCA’s revenue in the near term. HCCA is exploring other relationships with healthcare management companies, but the initial partnership is material to HCCA’s near term revenue and new partnerships would likely only meaningfully impact its revenue in late 2013 or 2014.

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If HCCA loses relationships with one or more key pharmaceutical manufacturers or if rebate payments it receives from pharmaceutical manufacturers and rebate processing service providers decline, HCCA’s business, results of operations, financial condition or cash flows could be negatively impacted.

HCCA receives fees from a rebate clearing house aggregator based on the use of selected drugs by members of health plans sponsored by its clients, as well as fees for other programs and services. HCCA believes its business, results of operations, financial condition or cash flows could suffer if:

•	the rebate aggregator loses relationships with one or more key pharmaceutical manufacturers;

•	the rebate aggregator is unable to finalize rebate contracts with one or more key pharmaceutical manufacturers in the future, or is unable to negotiate interim arrangements;

•	rebates decline due to failure of the rebate aggregator to meet market share or other thresholds;

•	legal restrictions are imposed on the ability of pharmaceutical manufacturers to offer rebates or purchase HCCA’s programs or services;

•	pharmaceutical manufactures choose not to offer rebates or purchase HCCA’s programs or services; or

•	rebates decline due to contract branded products losing their patents.

Government efforts to reduce health care costs and alter health care financing practices could lead to a decreased demand for HCCA’s services or to reduced rebates from manufacturers.

The Health Care Reform Laws and other proposals considered by Congress related to health care, could impact PBMs directly (e.g. requiring disclosure of information about pricing and product switches), or indirectly (e.g. modifying reimbursement rates for pharmaceutical manufacturers participating in government programs). The Health Care Reform Laws and other health care related proposals may increase government involvement in healthcare and regulation of PBM, pharmacy services and managed care plans, or otherwise change the way that HCCA does business. Some of these initiatives would, among other things, require that health plan members have greater access to drugs not included on a plan's formulary and give health plan members the right to sue their health plans for malpractice when they have been denied care. Health plan sponsors may react to the Health Care Reform Laws or other health care related proposals and the uncertainty surrounding them by cutting back or delaying the purchase of HCCA’s PBM services, and manufacturers may react by reducing rebates or reducing supplies of certain products. These proposals could lead to a decreased demand for HCCA’s services or to reduced rebates from manufacturers. HCCA cannot predict what effect, if any, these proposals may have on HCCA’s businesses. PBMs have recently been subject to enhanced political scrutiny as certain U.S. Senators have criticized PBMs for entering into agreements with manufacturers to allegedly limit access to generic products and for allegedly contributing to over-utilization and off-label use of some antipsychotic drugs. This enhanced scrutiny may result in increased audits or examination of the PBM industry. Further, in the FY 2012 Workplan, the DHHS Office of Inspector General, or OIG, has also indicated intent to focus on PBMs, with plans to review the rebates collected by Medicare Part D sponsors and PBMs and analyze whether there are any discrepancies between the rebate amounts negotiated between PBMs and manufacturers and the actual rebates paid. Other legislative or market-driven changes in the healthcare system that HCCA cannot anticipate could also harm its business, financial condition and results of operations.

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Prescription volumes may decline, and HCCA’s net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products.

HCCA dispenses significant volumes of brand-name and generic drugs from its mail-order pharmacy. When increased safety risk profiles or manufacturing issues of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or otherwise reduce the numbers of prescriptions for these drugs. Additionally, negative press regarding drugs with higher safety risk profiles may result in reduced global consumer demand for such drugs. On occasion, products are withdrawn by their manufacturers or transition to over-the-counter products. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, HCCA’s volumes, net revenues, profitability and cash flows may decline.

HCCA’s operations are vulnerable to interruption by damage from a variety of sources, many of which are not within HCCA’s control.

The success of HCCA’s business depends in part on its ability to operate its systems without interruption. HCCA’s systems are vulnerable to, among other things, power loss and telecommunications failures, software and hardware errors, failures or crashes, computer viruses and similar disruptive problems, and fire, flood, and other natural disasters. Although HCCA takes precautions to guard against and minimize damage from these and other potential risks, including implementing disaster recovery systems and procedures, they are often unpredictable and beyond our control. Any significant interruptions in HCCA’s services could damage its reputation in the marketplace and harm its business, financial condition and results of operations.

HCCA is subject to a number of existing laws, regulations, and industry initiatives, non-compliance with which could harm HCCA’s business, financial condition and results of operations.

HCCA could suffer civil and/or criminal penalties, lose customers, and be required to pay substantial damages or make significant changes to its operations if it fails to comply with complex and rapidly evolving laws and regulations.

During the past several years, the U.S. health care industry has been subject to an increase in government regulation at both the federal and state levels. Numerous state and federal laws and regulations affect HCCA’s business and operations. The categories include, but are not limited to:

•	health care fraud and abuse laws and regulations, including, but not limited to, the federal Anti-kickback Statute, the federal

•	Civil False Claims Act, and comparable state law counterparts, which prohibit certain types of payments and referrals as well as false claims made in connection with health benefit programs;

•	privacy and confidentiality laws and regulations, including those under HIPAA and HITECH;

•	ERISA and related regulations, which regulate many health care plans;

•	potential regulation of the PBM industry by the FDA;

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•	Medicare prescription drug coverage laws and related regulations promulgated by CMS;

•	consumer protection and unfair trade practice laws and regulations;

•	various licensure laws, such as state insurance, managed care and third party administrator licensure laws;

•	pharmacy laws and regulations;

•	antitrust lawsuits challenging PBM pricing practices;

•	state legislation regulating PBMs or imposing fiduciary status on PBMs;

•	drug pricing legislation, including, but not limited to, “most favored nation” pricing and “unitary pricing” legislation;

•	other Medicare and Medicaid reimbursement regulations promulgated by CMS;

•	pending legislation regarding importation of drug products into the U.S.;

•	legislation imposing benefit plan design restrictions, which limit how HCCA’s customers can design their drug benefit plans;

•	network pharmacy access laws, including, but not limited to, “any willing provider” and “due process” legislation, that affect aspects of HCCA’s pharmacy network contracts; and

•	formulary development and disclosure laws.

HCCA devotes significant operational and managerial resources to comply with these laws and regulations. Although HCCA has not been notified, and is not otherwise aware, of any material claim of non-compliance, HCCA cannot assure you that it is in compliance with all existing legal requirements material to its business. Different interpretations and enforcement policies of these laws and regulations could subject HCCA’s current practices to allegations of impropriety or illegality, or could require HCCA to make significant changes to its operations. In addition, HCCA cannot predict the impact of future legislation and regulatory changes on its business or assure you that HCCA will be able to obtain or maintain the regulatory approvals required to operate its business.

HCCA cannot predict whether or when future healthcare reform initiatives by U.S. federal or state, Canadian or other foreign regulatory authorities will be proposed, enacted or implemented or what impact those initiatives may have on HCCA’s business, financial condition or results of operations. Additionally, government regulation could alter the clinical workflow of physicians, hospitals, and other healthcare participants, thereby limiting the utility of HCCA’s products and services to existing and potential customers and resulting in a negative impact on market acceptance of HCCA’s products and services.

HCCA’s mail pharmacy is dependent on HCCA’s relationships with a limited number of suppliers, and the loss of any of these relationships could significantly impact HCCA’s ability to sustain and/or improve its financial performance.

HCCA acquires a substantial percentage of its mail order pharmacy prescription drug supply from a limited number of suppliers. HCCA’s agreements with these suppliers may be short-term and cancelable by either party without cause with a relatively short time-frame of prior notice. These agreements may limit HCCA’s ability to provide services for competing drugs during the term of the agreement and allow the supplier to distribute through channels other than HCCA. Further, certain of these agreements allow pricing and other terms of these relationships to be periodically adjusted for changing market conditions or required service levels. A termination or modification to any of these relationships could harm HCCA’s business, financial condition and results of operations. If any products HCCA distribute are in short supply for long periods of time, this could result in harm to HCCA’s business, financial condition and results of operations.

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If HCCA’s security systems are breached, outsiders could gain access to information HCCA is required to keep confidential, and it could be subject to liability and customers could be deterred from using its services.

HCCA’s business relies on using the Internet to transmit confidential information. However, the difficulty of securely transmitting confidential information over the Internet has been a significant barrier to engaging in sensitive communications over the Internet, and is an important concern of HCCA’s existing and prospective customers. Publicized compromise of Internet security, including third-party misappropriation of patient information or other data, or a perception of any such security breach, may deter people from using the Internet for these purposes, which would result in an unwillingness to use HCCA’s systems to conduct transactions that involve transmitting confidential healthcare information. Further, if HCCA is unable to protect the physical and electronic security and privacy of its databases and transactions, it could be subject to potential liability and regulatory action, its reputation and customer relationships would be harmed, and its business, operations, and financial results may be harmed.

HCCA is highly dependent on senior management and key employees. Competition for HCCA’s employees is intense, and HCCA may not be able to attract and retain the highly skilled employees that it needs to support its business.

HCCA’s success largely depends on the skills, experience, and continued efforts of HCCA’s management and other key personnel, and on HCCA’s ability to continue to attract, motivate, and retain highly qualified individuals. Competition for senior management and other key personnel is intense, and the pool of suitable candidates is limited. If HCCA loses the services of one or more of its key employees, HCCA may not be able to find a suitable replacement and its business, financial condition and results of operations could be harmed.

HCCA’s ability to provide high-quality services to its customers also depends in large part upon the experience and expertise of its employees generally. HCCA must attract and retain highly qualified personnel with a deep understanding of the healthcare and PBM industries. HCCA competes with a number of companies for experienced personnel and many of these companies, including customers and competitors, have greater resources than HCCA has and may be able to offer more attractive terms of employment. In addition, HCCA invests significant time and expense in training its employees, which increases their value to customers and competitors who may seek to recruit them and increases the cost of replacing them. If HCCA is unable to attract or retain qualified employees, the quality of its services could diminish and HCCA may be unable to meet its business and financial goals.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Overview

Healthcare Corporation of America is a rapidly growing Pharmacy Benefit Manager, or PBM. Its mission is to reduce prescription drug costs for clients while improving the quality of care. HCCA administers prescription drug benefits programs for employers who contract with HCCA directly in order to provide this component of healthcare benefits to their employees. It also is the PBM for healthcare management companies who partner with HCCA in order to provide prescription drug benefits along with their core offering, other health benefits products, to their clients.

PBM Business

HCCA’s primary products and services consist of a variety of Pharmacy Benefit Management (PBM) products, in addition to mail order pharmacy services. HCCA’s suite of PBM products provides flexible and cost-effective alternatives to traditional PBM offerings typically employed by health plans, government agencies and employers. HCCA provides a broad range of pharmacy benefit management solutions to managed care organizations, self-insured employer groups, unions, third party healthcare plan administrators, and local government entities.

HCCA’s PBM products include:

•	Fully-Funded Programs: A fully-funded prescription benefit plan takes the risk of overpayment from the client and passes it to the PBM in exchange for a higher fixed monthly cost. In HCCA’s case, the risk passed on to the PBM is in turn passed to HCCA’s reinsurance partners, removing the risk of loss from any one client account. HCCA is able to arrive at a total fixed cost for the plan that incorporates all of the client’s requirements, delivers substantial cost savings, guarantees a certain monthly rate per member for the client, and provides HCCA with stable margins, while in turn providing HCCA’s client with a known fixed cost per member.

•	Self-Insured Programs: Larger organizations can take the risk of total drug spending varying, and traditionally provide the drug benefit to their employees on a self-insured basis. Under self-insurance, HCCA simply passes on the actual cost of drugs and it generates revenue via administrative fees and rebates.

•	Rx Savings Solutions: These affordable plans marketed under the “Savings Solutions” brand feature generic only or generic and preferred brand drug formularies, allowing HCCA to provide lower cost alternatives. At this point, this program is most often employed by smaller businesses that want to provide prescription drug benefits to their employees but cannot afford a traditional fully-funded or self-funded plan.

•	Mail-Order Pharmacy: HCCA offers mail order pharmacy services to HCCA’s PBM members. HCCA’s mail order pharmacy service gives members flexibility, privacy, and easy access to their maintenance medications while offering significant plan savings to the client because HCCA is able to take advantage of lower purchase prices, allowing it to pass along extra savings to its customers. Unlike other PBM providers who outsource their mail order pharmacy services, HCCA’s in-house pharmacy team operates its own mail order pharmacy directly from its headquarters in Denville, New Jersey. HCCA believes this allows HCCA to provide a higher standard of service and to assert greater control over fulfilling claims for members, as well as lowering costs.

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The Industry

According to IMS Health, or IMS, approximately 4.4 billion pharmacy prescriptions were written and filled in the United States during 2011 — representing a retail value in excess of $417 billion. Based on the factors described below, HCCA expects drug utilization rates to continue to rise in the future. HCCA estimates that the current market opportunity for its services in its industry is significant, and growing due to the following factors:

•	Aging population.

•	Rising drug prices.

•	Health care reform.

•	Generic Pipeline.

Competition

HCCA competes with numerous companies that provide the same or similar services. HCCA’s competitors range from large publicly traded companies to several small and privately-owned companies, which compete for a significant part of the market. The principal competitive factors are quality of service, scope of available services, and price. The ability to be competitive is influenced by HCCA’s ability to negotiate prices with pharmacies, drug manufacturers, and third party rebate administrators. Market share for PBM services in the United States is highly concentrated, with a few national firms, such as recently merged leaders SXC Health Solutions, Inc./Catalyst and Medco Health Solutions, Inc./Express Scripts, Inc., along with CVS Caremark Corporation, controlling a significant share of prescription volume. Much of the rest, however, is divided among a combination of small regional PBM’s and so-called “captive” PBM’s, or subsidiaries of larger healthcare or hospital organizations. All told, HCCA believes there are an estimated 40-50 PBM’s operating in the United States, from the large players down to the small regional ones.

HCCA has won business due to its transparent business model, which includes its capability to provide competitive pricing, efficient and accurate claims management, client and member services and related reporting, clinical management services, and consulting services.

Competitive Strengths

HCCA believes that the following competitive strengths are the keys to HCCA’s success:

•	Benefit Management, Plan Design and Cost Control – HCCA is fully-transparent and share information on actual drug costs and rebates with its clients. HCCA is on its clients’ side in terms of lowering program costs.

•	Reinsurance – HCCA’s data-driven approach has enabled HCCA to pass the risk associated with claims in its fully-funded business to reinsurance providers. HCCA bears no insurance risk for client claims.

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•	Pharmacy Network – HCCA’s partnership with Argus ensures that HCCA’s members have access to approximately 95% of pharmacies in the United States.

•	Price – also via Argus, HCCA’s buying power is enhanced and the playing field is level HCCA is not negotiating as a small PBM, but rather Argus is negotiating on behalf of all its clients. It is one of the largest adjudicators of drug claims in the U.S.

•	Unique and Innovative Programs including HCCA’s Patient Empowerment Program (PEP), are proving to save money for HCCA’s clients, and this is a key factor in retaining its clients’ accounts over time.

Recent Developments

Merger with Selway Capital Acquisition Corporation

As previously reported, HCCA has signed an Agreement and Plan of Merger with Selway Capital Acquisition Corporation, and closing is subject to certain closing conditions. The following financial information and discussion is for HCCA, and HCCA’s financial information is included as Exhibit 99.1 to this report. The combined pro forma financial information is included as Exhibit 99.2 to this report.

In September 2012, HCCA raised a bridge loan from various investors. In connection with the bridge loan, HCCA issued promissory notes in the aggregate principal amount of $5.925 million. In conjunction with the bridge loan, HCCA issued preferred stock, which, at the completion of the merger, will be converted to 592,500 shares of Selway common stock and warrants to purchase 296,250 shares of Selway common stock on terms identical to the warrants issued in Selway’s initial public offering. In addition, the promissory notes are convertible into 592,500 shares of Selway common stock and will automatically convert into Selway common stock upon consummation of the merger. If a holder of promissory notes also owns shares of Selway common stock prior to the merger and chooses to convert such shares into Series C Shares of Selway common stock prior to the merger, then promissory notes having an equivalent value to the shares converted into Selway Series C Shares will not be converted into shares of Selway common stock, and instead the notes will be payable in full in cash upon consummation of the merger.

As a condition to closing, Selway must provide $5 million of new equity capital, beyond that raised from the conversion of the bridge loan. Also, Selway has committed as part of the Plan of Merger to arrange a debt facility with a minimum commitment of at least $4 million, and this facility is to close concurrently with the Selway merger. The actual debt facility will have a minimum commitment of $5 million and the ability to expand borrowing to $25 million subject to certain conditions and availability of collateral, which shall primarily be comprised of accounts receivable. HCCA believes the merger will provide the capital it needs to implement its business plan.

New Client Acquisition and Launch of Partnership with Healthcare Management Companies

HCCA continued to grow rapidly in 2012. The acquisition of new clients caused HCCA’s revenue to increase from $28.2 million in 2011 to $38.4 million in 2012. As HCCA’s name brand and track record became more established in 2012, HCCA’s sales forces received more requests for proposals, which were often for more sizable clients versus what HCCA experienced in 2011. Through HCCA’s direct sales efforts, HCCA secured East Orange Board of Education with annualized sales of over $4.7 million and Marlboro Township Board of Education with annualized sales of over $2.0 million in 2012.

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The growth in HCCA’s self-funded business was largely driven by HCCA’s partnership with a third-party healthcare management company. HCCA has created a private-label version of its core product specifically for its members. In late 2012, HCCA signed up almost $9 million of annualized revenue from this partnership. Included in the client base from HCCA’s partner was a large hospital in New Jersey as well as three large unions. HCCA expects the partnership to continue to impact its revenue growth, and it is dedicating sales and operational resources to support the partnership.

The annual value of new contracts won in 2012 in HCCA’s fully-funded business grew by $17 million. HCCA’s self-funded business drove growth in 2012-recognized revenue as well. The annual value of new contracts won in HCCA’s self-funded business grew by $15.1 million in 2012. Approximately half of the self-funded contracts won in 2012 started or will start in first months of 2013.

HCCA’s annualized revenue (monthly revenue times twelve), including HCCA’s mail order business, was $46 million as of December 2012, but jumped to $60.4 million in January 2013 as new clients began to implement its products. HCCA expects to continue winning new contracts with at least a similar pace to the past twelve months, and with these wins HCCA’s recognized revenue is also expected to increase as new clients begin to implement its products. Given HCCA’s current book of business and short term pipeline, HCCA expects its 2013 revenue to at least double that of 2012.

  Consolidated Statement of Operations, Audited

	Year Ended December 31, 2011	Year Ended December 31, 2012
Sales	$28,226,088	$38,401,140
Cost of Sales	25,406,749	31,650,232

Gross Profit	2,819,339	6,750,908

General and administrative expenses:
General and Administrative Expenses	4,881,266	7,299,603
Income/(Loss) from operations	(2,061,927)	(548,695)

Other income (expense):
Interest income	-	1,017
Interest (expense)	(8,274)	(634,319)
Other (expense)	-	(6,984)
Income/(Loss) before taxes	(2,070,201)	(1,188,981)

Provision/(credit) for taxes on income	-	-
Net Income/(Loss)	$(2,070,201)	$(1,188,981)

Basic earnings/(loss) per common share	$(0.05)	$(0.03)

Weighted average number of shares outstanding	37,879,809	38,939,909

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Results of Operations

Revenue

Revenue for the fiscal year ended December 31, 2012 was $38,401,140, an increase of $10,175,052, or 36%, as compared to revenue of $28,226,088 for the fiscal year ended December 31, 2011. The increase was primarily attributable to significant growth in HCCA’s core PBM business (Fully-Funded and Self-Funded). HCCA’s revenue is based on contracts that generally last for one year and are billed on a monthly basis. Revenue is recognized as the products and services are delivered to members (employees of the client). A portion of HCCA’s PBM revenue from each client comes in the form of rebates on prescription drug spend, which is currently pegged to approximately 8% of PBM revenue. This revenue is recorded monthly based on PBM revenue for the same month. HCCA has contracted with a rebate aggregator, which pools rebates and negotiates with the drug manufacturers, and payments from HCCA’s rebate revenue are received directly from the rebate aggregator. HCCA’s PBM business, including rebates, represented 81% of all its revenue in 2012.

The other contributor to HCCA’s 2012 revenues is its Mail Order Pharmacy, and this represented over 18% 2012 revenue. The pharmacy revenues are booked on a per-prescription basis, with total revenue entirely dependent on total actual drug spend by HCCA’s PBM clients, who elect to buy certain drugs from HCCA. HCCA’s Mail Order Pharmacy recognizes revenue from drugs sold to HCCA’s PBM clients as well as for co-pays, which members pay it as the dispensing pharmacy.

Cost of Revenue

Cost of revenue for the fiscal year ended December 31, 2012 was $31,650,232, an increase of $6,243,483, or 25%, as compared to $25,406,749 for the fiscal year ended December 31, 2011. The increase was primarily attributable to HCCA’s growth in its core business in 2012.

HCCA’s cost of revenue for its PBM business derives from the cost of claims related to its clients. All claims are adjudicated via the Argus system.

HCCA’s mail order pharmacy’s cost of revenue comes from the cost of each individual drug as set by the manufacturer. HCCA purchases drugs from various suppliers, who are mainly drug wholesalers.

Gross Profit

HCCA’s gross profit increased to 17.6% of sales in 2012 versus 9.9% of sales in 2011. The increase in gross profit is primarily attributable to better terms on the average cost of claims due to HCCA’s selection of Argus in early 2012 as HCCA’s drug claim adjudicator. Separately HCCA experienced an increase in rebates as it began a partnership with a rebate aggregator. Rebates are approximately 8% of HCCA’s PBM business revenue, and increase its total gross profit as they have no cost of sale Moreover, HCCA’s Mail Order Pharmacy has a higher gross margin than the PBM business, and as an increased number of clients elected to buy drugs from HCCA versus a third party pharmacy, HCCA’s overall gross margin improved.

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SG&A Costs

HCCA’s SG&A costs totaled $7.30 million in 2012 versus $4.88 million in 2011, representing an increase of 50%. SG&A costs derive primarily from HCCA’s employee costs, which represented 43% of SG&A in 2012, and from commissions on sales to HCCA’s sales forces as well as to certain brokers, who bring HCCA business, which together totaled 18% of SG&A in 2012. The increase in SG&A costs is primarily attributable to an increase in the number of the company’s employees, that were hired during 2012 to support the growth of the business. Increased commissions to sales people and brokers as more business was booked in 2012 versus 2011 also contributed to the increase in SG&A. Lastly, HCCA entered into reinsurance contracts in 2012 to limit its exposure to losses related to its fully funded business, which also contributed to increased SG&A.

Additionally, HCCA took substantial charges as Bad Debt Expense in both 2011 and 2012. All of these charges are not related to a client, but are the result of pending litigation with DataRx. DataRx was HCCA’s prior adjudicator of claims. HCCA is suing DataRx on various claims including overcharging HCCA for drugs as well as withholding rebates from it. The suit is for over $5 million (HCCA currently works with Argus). HCCA has written off $1,931,310 in 2011 and $695,833 in 2012 and taken this as Bad Debt Expense. HCCA is hopeful that HCCA will prevail and win substantial damages from DataRx, but as HCCA cannot predict this with certainty, nor can it estimate the timing, HCCA has elected to write these receivables off entirely.

Depreciation

Depreciation for the fiscal year ended December 31, 2012 was $205,997, an increase of $141,761, or 221%, as compared to $64,236 for the fiscal year ended December 31, 2011. The increase was primarily attributable to depreciation of more furniture, fixtures and equipment. HCCA also expanded its facilities at its headquarters in Denville, New Jersey in 2012, and the increased amount of property and equipment gave rise to increased depreciation. HCCA’s depreciated assets consist of furniture and fixtures as well as some equipment in HCCA’s Mail Order Pharmacy. HCCA depreciates assets based on the useful life of the asset using the straight line method.

Interest Income and Expense and Other Expense, net

Interest income and expense and other expenses for the fiscal year ended December 31, 2012 totaled $640,286, an increase of $632,012 as compared to an expense of $8,274 for the fiscal year ended December 31, 2011. The increase was primarily attributable to the bridge loan financing, which the company consummated on September 19, 2012, and which created debt of $5,925,000. This is shown on the Balance Sheet as a Note Payable of $4,947,613, Warrant Liability of $518,587 and Redeemable Preferred Stock of $458,800. HCCA incurred $689,264 in offering expenses related to the bridge loan, and these expenses are being amortized over the life of the loan. Interest Expense of $634,319 shown on the Income Statement is a combination of actual interest on the bridge loan plus capitalized expenses allocated for the period from September 19, 2012 to December 31, 2012 and also includes $30,277 of interest related to HCCA’s capital leases.

Interest income is derived from money market interest on HCCA’s cash on hand. In 2012, interest income was $1,017, and there was no interest income in 2011.

Income Taxes

HCCA owed no income tax for 2011 or 2012.

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Adjusted EBITDA

HCCA defines Adjusted EBITDA as earnings before interest taxes depreciation and amortization as well as one-time, non-recurring items. Given the write offs captured as Bad Debt Expense on HCCA’s Income Statement, which are entirely due to the pending litigation with DataRx, HCCA had negative Net Income and EBITDA in both 2011 and 2012. However, adjusting for these one-time charges against earnings, HCCA’s Adjusted EBITDA in 2011 is ($66,381) and for 2012 it is $347,168.

HCCA reports Adjusted EBITDA because it is a measure used by management to evaluate HCCA’s operational results and because HCCA believes it will be helpful to stockholders to understand how management evaluates HCCA’s performance. This measure does not have any standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures used by other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with U.S. GAAP.

A reconciliation from net income to Adjusted EBITDA is as follows:

	2011	2012
Net Income	$(2,070,201)	$(1,188,981)
+ Taxes	$-	$-
+ Interest	$8,274	$634,319
+ Depreciation & Amortization	$64,236	$205,997
= EBITDA	$(1,997,691)	$(348,665)

+ One-time charges for DataRx	$1,931,310	$695,833

= Adjusted EBITDA	$(66,381)	$347,168

Liquidity and Capital Resources

HCCA’s sources of liquidity have primarily consisted of cash provided from operations as well as purchases of equity and debt securities of the company by investors. In 2011, HCCA raised $1.64 million by selling shares of its common stock. In September 2012, HCCA raised a bridge loan from various investors. In connection with the bridge loan, HCCA issued promissory notes in the aggregate principal amount of $5.925 million. In conjunction with the bridge loan, HCCA issued preferred stock, which, at the completion of the merger, will be converted to 592,500 shares of Selway common stock and warrants to purchase 296,250 shares of Selway common stock on terms identical to the warrants issued in Selway’s initial public offering. In addition, the promissory notes are convertible into 592,500 shares of Selway common stock and will automatically convert into Selway common stock upon consummation of the merger. If a holder of promissory notes also owns shares of Selway common stock prior to the merger and chooses to convert such shares into Series C Shares of Selway common stock prior to the merger, then promissory notes having an equivalent value to the shares converted into Selway Series C Shares will not be converted into shares of Selway common stock, and instead the notes will be payable in full in cash upon consummation of the merger.

At the completion of the merger, Selway has agreed to provide an additional $5 million of cash. In addition, Selway has committed to provide, via a debt provider, a debt facility with at least $4 million as the committed amount as part of the Plan of Merger. The debt facility, which will close concurrently with the merger is expected to have a committed amount of $5 million and may be expandable up to $25 million so long as HCCA has collateral to support it. The collateral will primarily be comprised of current accounts receivable. HCCA believes that the mix of new equity and the flexible debt facility shall provide sufficient liquidity for HCCA to finance its business plan.

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Consolidated Balance Sheets

Selected balance sheet highlights at December 31, 2012 are as follows:

•	Accounts receivable represent trade receivables from HCCA’s clients. Accounts receivable grew to $1,220,065 at December 31, 2012 versus $451,180 at the end of 2011, an increase of $768,885, or 170%. The increase was primarily attributable to growth of HCCA’s core PBM business. Depending on the customer contract trade receivables are collected either in the same month of service or within thirty days of that month. HCCA has no bad debt related to trade receivables. Additionally, HCCA details rebates receivable separately, and it had $1,638,000 in rebate receivables at the end of 2012. These rebate receivables are paid by a rebate aggregator that HCCA contracts with, and the payments are made in excess of 120 days.

•	HCCA’s inventory consists of finished drugs for HCCA’s Mail Order Pharmacy. As HCCA’s business grew in 2012, inventory increased to $573,540 at December 31, 2012 versus $285,708 at the end of 2011, an increase of $287,832, or 101%. The increase was primarily attributable to growth in the Mail Order Pharmacy business, which required more inventory to be kept in stock in order to timely fulfill orders from members (employees of HCCA’s clients).

•	Prepaid Loan Fees for the fiscal year ended December 31, 2012 were $488,229, and these were non-existent in 2011. Pre-paid Loan Fees were entirely due to the amount outstanding at December 31, 2012 of capitalized transaction expenses related to the bridge loan, which was completed in September 2012. Capitalized expenses are being recognized over the life of the loan. At the closing of the merger with Selway, this pre-paid expense shall be adjusted and more detail on the pro forma financials is provided in Exhibit 99.2 below.

•	Accounts payable represents trade payables related to HCCA’s core business, which mostly consist of payables related to cost of claims as well as payables for drug purchases for HCCA’s Mail Order Pharmacy. Accounts payable for the fiscal year ended December 31, 2012 was $1,514,857 a decrease of $2,976,044, or 66%, as compared to $4,490,901 for the fiscal year ended December 31, 2011. The decrease was primarily attributable to HCCA having more working capital and being able to reduce accounts payable to vendors.

•	Accrued expenses for the fiscal year ended December 31, 2012 were $453,057 an increase of $245,957, or 119%, as compared to $207,100 for the fiscal year ended December 31, 2011. The increase was primarily attributable to anticipated fees related to HCCA’s audit as well as interest payable related to HCCA’s bridge note. Interest is payable only at maturity.

•	Notes payable for the fiscal year ended December 31, 2012 were $4,947,613, and there were no notes payable at the end of 2011. Notes payable represent the bridge financing of September 2012, which created total debt of $5,925,000 for HCCA. This amount was attributed to the three components of the financing package, including the Notes payable. The second component was redeemable preferred stock, which converts to Selway common stock at the completion of the merger, and the value assigned to this is $458,800. Third, there were detachable warrants, which convert to Selway warrants upon the merger, and these warrants are assigned a value of $518,587. The total of the three financial instruments is $5,925,000.

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•	Leases payable for the fiscal year ended December 31, 2012 totaled $399,382, a decrease of $40,571 or 9% as compared to $439,953 for the fiscal year ended December 31, 2011. The decrease was primarily attributable to pay down of HCCA’s capital leases for office equipment as well as the equipment and robotics used in HCCA’s Mail Order Pharmacy.

Cash flows from operating activities

Cash flows from operating activities for the fiscal year ended December 31, 2012 was ($6,940,973), a decrease of ($8,737,973) or (486%) as compared to $1,796,625 for the fiscal year ended December 31, 2011. In 2012, HCCA experienced a very significant increase in its current assets, with changes in accounts receivable and rebates receivable collectively resulting in cash flows of ($2,406,885) in 2012 as compared to only ($439,069) in 2011.Pre-paid expenses and other current assets grew as well resulting in cash flows of ($513,484) in 2012 as compared to ($45,349) in 2011, and ($488,229) of this amount was due to pre-paid offering expenses related to HCCA’s bridge loan. Cash flows related to changes in HCCA’s accounts payable and accrued expenses decreased significantly to ($2,725,399) versus $4,104,496 in 2011. The decrease in cash flows from operations was primarily due to the increase in needed working capital as the business grew in 2012, and also in the pay down of payables and accrued expenses once HCCA had funds from the bridge loan.

Cash flows from investing activities

Cash flows from investing activities for the fiscal year ended December 31, 2012 was ($495,768), an increase of $384,993, or 44%, as compared to ($880,761) for the fiscal year ended December 31, 2011. The increase, which here refers to less cash being used in investing activities, was primarily attributable to the company requiring fewer updates to fixtures, furniture and equipment in 2012, having made investments in previous years.

Cash flows from financing activities

Cash flows from financing activities provided $5,873,445 for the fiscal year ended December 31, 2012, representing an increase of $3,777,093, or 180%, as compared to $2,096,352 for the fiscal year ended December 31, 2011. The increase/decrease was primarily attributable to the September 2012 bridge loan, pursuant to which $5,925,000 of cash was provided. This is reflected in HCCA’s Statement of Cash Flows as the sum of Proceeds from notes payable, Redeemable preferred stock, and Warrants to be issued. $51,555 of net cash was used in several small redemption and sales of common stock.

Future Capital Requirements

Pursuant to the merger agreement with HCCA, Selway is obligated to provide HCCA with at least $5 million of new equity capital at closing. Moreover, Selway has committed to also provide a debt facility with a committed amount of at least $4 million at closing per HCCA’s Plan of Merger with Selway. The debt facility will help HCCA finance its expanding working capital as it grows, and it will be secured by accounts receivable and inventory. The facility will expand up to $25 million, subject to certain conditions and availability of collateral. Given these capital resources, HCCA does not anticipate a need for additional capital to maintain its operations and to fund its business plan.

Off-Balance Sheet Arrangements

HCCA has no off-balance sheet arrangements.

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Critical Accounting Policies and Estimates

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Changes in classification of 2011 amounts have been made to conform to current presentations.

Basis of consolidated

The consolidated financial statements include the accounts of Healthcare Corporation of America and its wholly-owned subsidiaries PCA and PCB, (collectively, the Company). All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, we consider all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents. For cash management purposes, the Company concentrates its cash holdings in multiple checking accounts at Chase Bank. The balances in these accounts may exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation in case of bank failure. At December 31, 2012, the Company had $1,040,836 in excess of the insurance limit at this bank.

Property and Equipment

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from five to thirty-nine years.

Inventory

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis. The inventory consists of finished goods. Inventory at year end was $573,540.

Accounts receivable

Trade receivables are carried at original invoice amount. Accounts receivable are written off to bad debt expense using the direct write-off method. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

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Revenue recognition:

Benefit management services revenues are recognized over the period in which members are entitled to receive benefits. Mail order pharmacy fulfillment sales are recognized when the order is shipped to plan members.

Rebates are recorded on a monthly basis. On fully funded accounts the revenue is recorded in the month of service. For self-insured accounts the amounts are billed weekly or recorded on a cash basis.

Stock-based compensation

The Company accounts for equity awards based on the fair value of the common stock at the date of issue. Expense is recognized when the common stock is issued.

Fair value of financial instruments and derivative financial instruments

We have adopted Accounting Standards Codification regarding Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, accrued expenses, and other current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

Federal income taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carry forwards when realization is more likely than not.

Net Income Per Share of Common Stock

We have adopted Accounting Standards Codification regarding Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. We do not compute fully diluted earnings per share because they are antidilutive.

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Internal Website Development Costs

Under ASC350-50, Website Development Costs, costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred. Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated. During 2012, the Company incurred $689,264 in offering costs which were capitalized and amortized over the life of the loan.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Risk Concentration

The Company grants unsecured credit to its customers. The Company continuously monitors the payment performance of its customers to ensure collections and minimize losses. Management does not believe that significant credit risks exist at December 31, 2012. Management has determined that an allowance for doubtful accounts is not necessary at December 31, 2012 since no losses have been incurred to date.

Advertising:

The Company expenses all costs of advertising as incurred. The advertising costs included in general and administrative expenses for the year ended December 31, 2011 and 2012 were $12,196 and $78,466, respectively

Recent Accounting Standards

The company has not recently adopted any new accounting standards.

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PROPERTIES

HCCA’s principal business operations are conducted from a fifteen thousand square foot leased office facility located at 66 Ford Road, Suite 230, Denville, New Jersey, 07834. This lease expires in February 28, 2017. HCCA’s mail order pharmacy is also located at HCCA’s headquarters in Denville, New Jersey. HCCA believes these properties are adequate for its current operations.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of HCCA common stock, as of the date of this report and Selway Common Stock following the merger:

•	each person known to HCCA and Selway to own beneficially more than 5% of HCCA’s and Selway’s common stock; and

•	each of HCCA’s directors and executive officers.

Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options exercisable by a person within 60 days after the date of this report. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Shareholder (1)	Number of shares of HCCA beneficially owned, pre-closing	Pre-Closing %(2)	Number of shares of Selway beneficially owned, post-closing	Post-Closing %(2)
Directors and Executive Officers
Gary Sekulski (3)	9,200,000	23.0%	1,196,000	13.7%
John Phelps (4)	1,406,872	3.5%	182,893	2.1%
Ann F. Saskowitz	330,000	0.8%	42,900	0.5%
Ruth V. Ackerman	220,000	0.5%	28,600	0.3%
Hemil Khandwala	100,000	0.2%	13,000	0.1%
Scott Weeber	150,000	0.4%	19,500	0.2%
Yaron Eitan (5)	0	0.0%	600,000	6.9%
Total Officers and Directors	11,406,872	28.5%	2,082,893	23.9%
5% Shareholders
Renuka and Nitin Khandwala (6)	3,575,000	8.9%	464,750	5.3%
The Joseph Druker 1995 Trust	3,500,000	8.7%	455,000	5.2%
Roseanne and Victor Wexler (7)	2,243,562	5.6%	291,663	3.3%
Selway Capital Holdings LLC (3)	0	0.0%	1,600,000	16.5%
Andrew Intrater (3)	0	0.0%	1,600,000	16.5%
Edmundo Gonzalez (3)	0	0.0%	1,600,000	16.5%
Doron Cohen (3)	0	0.0%	1,600,000	16.5%
Jarret Fass (3)	0	0.0%	1,600,000	16.5%
Yair Shamir (3)	0	0.0%	1,600,000	16.5%
AQR Capital Management, LLC (8)	0	0.0%	999,500	11.5%
Bulldog Investors (9)	0	0.0%	371,000	4.3%
Brooklyn Capital Management (9)	0	0.0%	371,000	4.3%
Polar Securities Inc. (10)	0	0.0%	247,000	2.8%

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*	Beneficially owns less than 1% of Selway’s common stock.

(1)	Unless otherwise indicated, the business address of each beneficial owner is 66 Ford Road, Suite 230, Denville, NJ 07834.

(2)	Percentages based on 40,000,009 HCCA shares outstanding, pre-closing, as of the date of this report, and 8,715,000 Selway shares outstanding, post-closing, which is approximately the number of shares anticipated to be outstanding post-closing.

(3)	Includes 3,200,000 shares of HCCA, pre-closing, and 416,000 shares of Selway, post-closing, owned by the Gary Sekulski 2013 Grantor Trust, which entity Mr. Sekulski controls.

(4)	Includes an aggregate of 140,492 shares of HCCA, pre-closing (18,264 shares of Selway, post-closing) owned by Mr. Phelps’s sons.

(5)	The post-closing holdings consist of 600,000 common shares and warrants to purchase 1,000,000 common shares held of record by Selway Capital Holdings LLC. Messrs. Eitan, Gonzalez, Cohen, Fass and Shamir, together with Selway Capital LLC and CN-SCH, LLC, share voting and dispositive power over the founders’ shares owned by Selway Capital Holdings. Selway Capital LLC is controlled by Messrs. Eitan and Gonzalez. The business address of Selway Capital LLC is 900 Third Avenue, 19th Floor, New York, NY 10022. CN-SCH, LLC is wholly-owned by Bounty Investments, LLC. Mr. Andrew Intrater is the Chief Executive Officer of each of CN-SCH, LLC and Bounty Investments, LLC. The business address of each of Mr. Intrater, CN-SCH, LLC and Bounty Investments, LLC is 900 Third Avenue, 19th Floor, New York, NY 10022. Mr. Intrater has voting and dispositive power over the founders’ shares attributable to CN-SCH, LLC and Bounty Investments, LLC.

(6)	Includes 2,900,000 shares of HCCA, pre-closing, and 377,000 shares of Selway post-closing, owned by RX Services, Inc., a company controlled by Nitin Khandwala. Renuka and Nitin Khandwala are the parents of Hemil Khandwala, an officer and director of HCCA.

(7)	Includes 1,068,062 shares of HCCA, pre-closing, and 138,848 shares of Selway, post-closing owned by The Otis Fund, which Victor Wexler controls.

(8)	Based on a Schedule 13G/A filed on February 14, 2013 by AQR Capital Management, LLC. AQR Capital Management, LLC serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company, which holds 16.6% of the shares beneficially owned by AQR Capital Management, LLC. The address of the business office of each of the foregoing reporting persons is Two Greenwich Plaza, 3rd floor, Greenwich, CT 06830.

(9)	Based on a Schedule 13G filed on November 10, 2011 by Bulldog Investors, Brooklyn Capital Management, Phillip Goldstein and Andrew Dakos. Phillip Goldstein and Andrew Dakos are the principals of Bulldog Investors. Clients of Phillip Goldstein and Andrew Dakos are entitled to receive dividends and sales proceeds. The power to vote or direct the vote of 99,000 shares is shared. The address of the business office of each of the foregoing reporting persons is Park 80 West, 250 Pehle Ave., Suite 708, Saddle Brook, NJ 07663.

(10)	Based on a Schedule 13G/A filed on February 14, 2013 by Polar Securities Inc. and North Pole Capital Master Fund. The address of the business office of each of the foregoing reporting persons is 401 Bay Street, Suite 1900, P.O. Box 19, Toronto, Ontario M5H 2Y4, Canada.

Selway is not aware of any arrangement, other than the transaction with HCCA, that may, at a subsequent date, result in a change of control of the company.

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MANAGEMENT

Directors and Executive Officers

Following the merger, Selway’s directors and executive officers, their ages and positions will be as follows:

Name:	Age:	Ownership or Relationship:
Gary J. Sekulski	65	Chairman, President & CEO
Hemil Khandwala	30	VP Pharmacy Operations and Director
Ann F. Saskowitz	59	VP Service Operations and Director
John M. Phelps	59	VP Marketing and Strategic Planning and Director
Ruth Ackerman	63	VP Administration
Scott Weeber	42	VP of Finance & Accounting
Yaron Eitan	56	Director

Below is a summary of the business experience of each of the above-named executive officers and directors:

Gary Sekulski has been HCCA’s Chairman, President and CEO since 2010. He has served as president of Broadreach Medical Services from 2003 to 2007 and Gladstone Consulting Group from 1993 to 2000, and has held executive positions in Summit Health Administrators and Metropolitan Life Insurance Company. Gary had a significant role in developing many of the innovations currently used in the PBM industry, including being involved in creating the first card/mail-order prescription program while at MetLife. He holds a BS in Economics from Stony Brook University.

Hemil Khandwala has been our VP and Pharmacy Operations and Director since 2010.  His past work experiences include, initially, working in the pharmacy at Palisades Medical Center.  In 2006, he opened his first retail pharmacy.  By 2010, he had successfully established 10 pharmacies in the Northeast.  In 2009, he launched his Group Purchasing Organization, AlliantRx.  He holds a PharmD Degree from Northeastern University.

Ann Saskowitz has been HCCA’s VP of Service Operations and Director since 2010. She served as Director of Claim Policy Implementation at Horizon Blue Cross-Blue Shield of New Jersey from 1984 to 2009, in which capacity she developed and managed call center operations and led multi-million dollar business initiatives. She is also responsible for creating Horizon’s Claim Policy Implementation Department. She holds a BA in Journalism and American Studies from Seton Hall University.

Ruth Ackerman has been our VP of Administration since 2010. Previously, she created and managed the operations and service departments for health benefits broker agencies, which were divisions of major banks, including: General Insurance Agency Marketplace at Bank of America from 2003 to 2010, Fleet Insurance Services from 2000 to 2002, and at Summit Bank from 1998 to 2000. She also worked at Madison Consulting Group from 1991 to 1998. Prior to those positions, she served as Director of Corporate Planning & Contract Development at Horizon Blue Cross-Blue Shield from 1980 to 1991. She holds a BA in English from Drew University.

John M. Phelps, Jr. has been HCCA’s VP of Marketing and Strategic Planning since 2010. He has held positions as an independent Benefits Consultant from 2005 to2010 and as a Principal at Highview Planning from 1990 to 2005. Additionally, he served as Director of Account Executive Services at Horizon Blue Cross-Blue Shield from 1985 to1989 and as a Consultant with Johnson & Higgins and Fred S. James from 1975 to 1984. He holds a BS in Economics from University of Pennsylvania.

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Scott Weeber has been HCCA’s VP of Finance and Accounting since January 2013.  He has held various accounting and finance positions during his career.  He worked as an Accountant/Auditor at Pannell Kerr Forster PC from 1991 to 1995.  He worked as a controller for U.S. Bronze Powders from 1996 to 1999.  He held various managerial finance positions at Kraft Foods from 2000 to 2009 and at Novartis from 2010 to 2012.  He holds a BS in Accounting from Rutgers University and is a CPA licensed in the state of New Jersey.

Yaron Eitan has been President, Chief Executive Officer and a director of Selway since inception. Mr. Eitan was Selway’s Chairman from its inception until April 28, 2011. Mr. Eitan has over 25 years of experience acquiring, building and exiting businesses, bringing both financial and operational business expertise to our management team. Mr. Eitan founded Selway Capital LLC, an investment management firm, in March 2009 and serves as managing partner of the firm and since June 2002 has served as partner of SCP Partners, a private equity investment firm with multiple funds under management, specializing in the telecommunications, defense and security, and education industries. Previously, he was the co-founder of Reshef Technologies, a specialty munitions company, from August 1984 to August 1987, the President of Patlex, an industrial and patent enforcement holding company, from October 1987 to February 1989, and founder and CEO of Geotek Communications, a wireless communications company, from March 1989 to May 1998. In 1998, Mr. Eitan founded Selway Partners, a technology-sector holding company. Selway Partners was sold to SCP Partners in 2002, at which time Mr. Eitan became one of the partners of SCP Partners. In April 2007, Mr. Eitan launched Vector Intersect Security Acquisition Corporation, a special purpose acquisition corporation, which acquired Cyalume Technologies Holdings, Inc. in December 2008. Following the acquisition, Mr. Eitan continues to serve as a director of Cyalume. Mr. Eitan served in the Israeli Defense Forces for six years, where he reached the rank of Major. He received his bachelor’s degree in economics from Haifa University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation.

The following table (the “Summary Compensation Table”) sets forth all compensation awarded to, earned by or paid to, during each of the HCCA’s last two completed fiscal years, HCCA’s principal executive officer and its two most highly compensated executive officers other than its principal executive officer who were serving as executive officers at the end of the 2012 fiscal year (collectively, the “Named Executive Officers”). Other than as described in this report, HCCA does not have any employment agreements, supplemental executive retirement plans, change in control agreements or company perks (e.g., company cars, country club memberships, etc.).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option- Based Awards ($)	Other ($)	Total ($)
Gary Sekulski	2012	360,000	0	0	0	0	360,000
Chief Executive Officer	2011	360,000	0	0	0	0	360,000

John Phelps	2012	172,000	0	0	0	0	172,000
Vice President of Marketing	2011	157,000	0	0	0	0	157,000

Ruth Ackerman	2012	110,000	0	0	0	0	110,000
Vice President of Administration	2011	63,000	0	0	0	0	63,000

Narrative to Summary Compensation Table

HCCA did not have a stock option plan or a restricted stock program in 2011 and 2012. Key executives did not take bonuses during these years.

The key executives of HCCA are also significant shareholders. As owner-managers, the key executives believe that much of the reward for their talent and efforts will be through the appreciation of their shares, which they purchased in previous years and/or in the process of forming HCCA.

Compensation of Directors

As of December 31, 2012 there was no compensation to Directors over what they receive as employees of HCCA, if any. Compensation of any form including fees, stock awards or options to the Selway director is not contemplated post-closing.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Related Party Transactions

HCCA or one of its subsidiaries may occasionally enter into transactions with certain “related parties.” Related parties include its executive officers, directors, nominees for directors, a beneficial owner of 5% or more of its common stock and immediate family members of these parties. HCCA refer to transactions involving amounts in excess of $120,000 and in which the related party has a direct or indirect material interest as “related party transactions.”

Hemil Khandwala, the VP of Pharmacy Operations and a Director, is the son of Renuka Khandwala and Nitin Khandwala. Nitin Khandwala is an owner of Rx Services, Inc. Rx Services has a consulting contract with HCCA to provide pharmacy services related to Mail Order Pharmacy, and Rx Services receives $180,000 from HCCA per year for these services. The annual fees are subject to certain increases of up to $90,000 per year, up a total annual fees of $270,000, if HCCA’s annual sales increase as follows: if HCCA sales reach $50,000,000 between January 1 and June 30, 2013 the annual fee shall increase to $210,000; if HCCA sales reach $150,000,000 between April 1, 2013 and March 31, 2014 the annual fees shall increase to $240,000; and, if HCCA sales reach $300,000,000 between April 1, 2014 and March 31, 2015 the annual fees shall increase to $270,000. The contract expires on September 30, 2015, and is automatically extendable in yearly increments. Additionally, Renuka Khandwala and Rx Services, Inc. collectively own 8.9% of the HCCA shares outstanding, pre-closing, and will own 5.7% of the Selway shares, post-closing.

Otis Fund, a company controlled by Victor Wexler, has a consulting agreement to provide marketing and sales services to HCCA. The contract expires on January 2, 2017. The annual fees related to these services are $360,000. The Otis Fund and Mr. Wexler’s wife collectively own 5.1% of HCCA shares outstanding, pre-closing, and will own 3.6% of Selway shares, post-closing.

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DESCRIPTION OF SECURITIES

For a description of Selway’s securities, see the section entitled “Description of Securities” in the company’s registration statement, as amended, on Form S-1 (Registration No 333-172714), initially filed with the SEC on March 10, 2011.

Securities to be Issued in Connection with the Merger

Closing Payment Notes

As consideration for the merger, holders of all of the issued and outstanding shares of common stock of HCCA immediately prior to the time of the merger shall, by virtue of the merger and without any action on the part of any of the parties to the Agreement, have each of their shares of common stock of HCCA converted into the right to receive; (i) a proportional amount of 5,200,000 shares of Selway common stock and promissory notes with an aggregate face value of $7,500,000 (collectively, the “Closing Payment”), plus (ii) a proportional amount of up to 2,800,000 shares of Selway common stock, if any, (the “Earnout Payment Shares”) issuable upon the combined company achieving certain consolidated gross revenue thresholds as more fully described below, plus (iii) the right to receive a proportional amount of the proceeds from the exercise of the Exchange Warrants being issued to Selway Capital Holdings, LLC, as more fully described above.

A portion of the Closing Payment (520,000 shares and promissory notes with an aggregate face value of $750,000) is being placed in escrow for a period of 12 months following the merger. If the Target violates, misrepresents or breaches any of its representations, warranties, and covenants, it has agreed to indemnify Selway for up to 10% of the Closing Payment, payable in shares and notes. For purposes of the indemnification provisions of the Agreement, each share included in the Closing Payment will be deemed to be worth $10.00, and the promissory notes will be deemed to be worth their face value.

The promissory notes included in the Closing Payment will be non-interest bearing and subordinated to all senior debt of the combined company in the event of a default under such senior debt. The notes will be repaid from 18.75% of the combined company’s free cash-flow (defined as in the notes) in excess of $2,000,000. The combined company will be obligated to repay such notes if, among other events, there is a transaction that that results in a change of control of the combined company.

Management Incentive Notes

Upon completion of the merger, certain members of HCCA’s management will receive promissory notes with an aggregate face value of $2,500,000 (the “Management Incentive Notes”), which notes will be non-interest bearing and subordinated to all senior debt of the combined company in the event of a default under such senior debt. The Management Incentive Notes will be repaid from 6.25% of the combined company’s free cash-flow (defined as in the notes) in excess of $2,000,000. The combined company will be obligated to repay such notes if, among other events, there is a transaction that that results in a change of control of the combined company.

Management Incentive Shares

In addition to the Management Incentive Notes, certain members of HCCA’s management will be entitled to receive a portion of an aggregate of 1,500,000 shares of Selway common stock (the “Management Incentive Shares”), which shares will vest in three equal installments of 500,000 shares on each of September 30, 2013, June 30, 2014 and June 30, 2015. If the combined company consolidates, merges or transfers substantially all of its assets prior to June 30, 2015 at a valuation of at least $15.00 per share, then all of the Management Incentive Shares will vest immediately before, and subject to, the consummation of such transaction.

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Customer Warrants

A customer of HCCA currently holds warrants to purchase 2,000,000 shares of HCCA at an exercise price of $1.00 per share. At the time of the merger, such warrants shall automatically convert into the right to receive warrants to purchase an aggregate of 85,000 shares of Selway common stock at an exercise price of $7.50 per share.

Additionally, pursuant to the Agreement, Selway may issue warrants to certain HCCA customers. These include: (i) warrants to purchase up to 175,000 shares of common stock of Selway with an exercise price of $7.50 per share to one existing customer, and, (ii) if HCCA secures new customer agreements for the provision of services by HCCA, and the combined company shall, for every $10,000,000 in new receivables related to such new customer agreements, issue warrants to purchase an aggregate of 15,000 shares of Selway common stock at an exercise price of $10.00 per share (the “Customer Incentive Warrants”). The Customer Incentive Warrants will be held in escrow until the customer satisfies certain conditions, as specified in the respective new customer agreement.

Exchange Warrants

Pursuant to the terms of the Agreement, at the time of the merger, the placement warrants held by Selway’s founders will convert into the right to receive (i) an aggregate of 100,000 shares of Selway common stock, and (ii) warrants to purchase an aggregate of 1,000,000 shares of Selway common stock at an exercise price of $10.00 per share. The proceeds from the exercise of the Exchange Warrants will be paid: (i) 75% to the holders of all of the issued and outstanding shares of common stock of HCCA immediately prior to the time of the merger, and (ii) 25% to certain members of HCCA management. The Exchange Warrants are only exercisable for cash, may not be exercised on a cashless basis, and must be exercised if the closing price for the combined company’s common stock exceeds $12.00 per share for 20 trading days in any 30-trading-day period.

Advisory Securities

Pursuant to an agreement dated March 4, 2013 and in consideration for certain advisory services rendered, Chardan Capital Markets, LLC, an underwriter in Selway’s initial public offering, will receive 5% of the total amount of each of the Closing Payment shares and notes, Management Incentive Shares and Notes, and Earnout Payment Shares issued in connection with the merger. Each of the securities issued to Chardan will be identical to the respective securities issued in the merger.

Registration Rights

The holders of the founders’ shares, as well as the holders of the placement warrants (and underlying common stock), will be entitled to registration rights pursuant to agreements dated November 7, 2011. Additionally, Selway has agreed to register all shares included in the Closing Payment, the Earnout Payment Shares, the shares underlying the Exchange Warrants, and the Selway shares issued as compensation for the bridge financing completed by HCCA in September 2012, pursuant to the terms of a Registration Rights Agreement to be entered into at the closing of the merger (all such securities issued in connection with the merger, the “Merger Securities”). The holders of the majority of these securities are entitled to make up to two demands that Selway register such securities. The holders of the majority of the founders’ shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares are to be released from escrow. The holders of a majority of the placement warrants (or underlying securities) can elect to exercise these registration rights at any time after Selway consummates an acquisition transaction. The holders of the Merger Securities can elect to exercise these registration rights at any time commencing six months following the consummation of the merger. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Selway’s consummation of an acquisition transaction. Selway will bear the expenses incurred in connection with the filing of any such registration statements.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

Selway’s Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by Selway to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

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(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Selway’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, Selway has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Selway will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Seventh of Selway’s Amended and Restated Certificate of Incorporation provides:

“The Corporation, to the fullest extent permitted by Section 145 of the [Delaware General Corporation Law], as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.” Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

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REGULATORY APPROVALS

The merger is not subject to any federal or state regulatory requirement or approval, except for filings necessary to effectuate related transactions with the State of New Jersey. At the closing of the merger, a certificate of merger will be filed with the Secretary of State of the State of New Jersey. The merger will not become effective until such date and time as the certificate of merger is duly filed with the New Jersey Secretary of State or at such other date and time as HCCA and Selway shall agree in writing and shall specify in the certificate of merger. Additionally, the post-acquisition transaction tender offer to be conducted following the merger will be subject to the Tender Offer Rules under the Securities Exchange Act of 1934, as amended.

ACCOUNTING TREATMENT

See Exhibit 99.2, Pro-forma financial statements, for a description of the accounting treatment applicable to the merger.

LEGAL PROCEEDINGS

HCCA is suing its prior adjudicator of claims, a company called Data Rx Management, Inc. and alleging breach of contract. The case is: Healthcare Corporation of America vs. Data Rx Management, Inc., United States District Court for the District of New Jersey, Civil Action No.: 2:12-cv-02910. This is an action instituted by the Company in May 2012 seeking damages for various breaches of contract. Responses have been filed and the parties are proceeding to the discovery phase of the litigation.

FINANCIAL STATEMENTS

The audited financial statements of HCCA for the years ended December 31, 2011 and December 31, 2012 are attached hereto as Exhibit 99.1.

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Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated January 25, 2013, by and among Selway Capital Acquisition Corporation, Selway Merger Sub, Inc., Healthcare Corporation of America, Prescription Corporation of America, Gary Sekulski, and Edmundo Gonzalez (incorporated by reference to Selway's Current Report on Form 8-K dated January 25, 2013)
99.1	Audited financial statements of HCCA for the years ended December 31, 2011 and 2012
99.2	Pro-forma financial statements
99.3	Presentation dated March 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SELWAY CAPITAL ACQUISITION CORPORATION

By:	/s/ Edmundo Gonzalez
Name:	Edmundo Gonzalez
Title:	Chief Financial Officer

Dated: March 25, 2013

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